                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                                          W. R. GRACE & CO.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                          W. R. GRACE & CO.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

[GRACE LOGO]

                            NOTICE OF ANNUAL MEETING


    Notice is hereby given that the Annual Meeting of Shareholders of W. R. Grace & Co. ("Company") will be held at the Boca Raton Marriott-Boca Center, 5150 Town Center Circle, Boca Raton, Florida, at 10:30 a.m. on Wednesday, May 10, 1995. The purpose of the Annual Meeting is to consider and act upon:



        (1) the election of four directors for a term expiring in 1998;



        (2) the  ratification  of  the  selection of  Price  Waterhouse  LLP  as
            independent   accountants  of  the   Company  and  its  consolidated
            subsidiaries for 1995;



        (3) the approval of the Company's Long-Term Incentive Program;



        (4) the approval of the Company's Annual Incentive Compensation Program;



        (5) resolutions proposed by shareholders; and



        (6) any other business that properly comes before the Annual Meeting.



    The Board of Directors has fixed the close of business on March 21, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.


                                                      ROBERT B. LAMM
                                                        SECRETARY


April 10, 1995

                                    CONTENTS


  Recent Corporate Governance Developments........................          1
  Election of Directors...........................................          2
    Board Committees and Meetings.................................          2
    Nominees......................................................          3
    Directors Continuing in Office................................          5
    Executive Compensation........................................          8
    Relationships and Transactions with Management and Others.....         24
  Security Ownership of Management and Others.....................         26
    Management Security Ownership.................................         26
    Other Security Ownership......................................         28
    Ownership and Transactions Reports............................         28
  Selection of Independent Accountants............................         28
  Approval of Long-Term Incentive Program.........................         29
  Approval of Annual Incentive Compensation Program...............         32
  Shareholder Proposals...........................................         34
  Other Matters...................................................         37
    Other Business................................................         37
    Proxy and Voting Procedures...................................         38
    Votes Required................................................         38
    Solicitation Procedures.......................................         38
    Proposals for 1996 Annual Meeting.............................         38

                                PROXY STATEMENT


    The Annual Meeting of Shareholders of W. R. Grace & Co. ("Company", which may also refer to one or more subsidiaries of W. R. Grace & Co.) will be held on May 10, 1995. The Company is furnishing this Proxy Statement in connection with the solicitation of proxies to be used at the Annual Meeting and any adjournments. The Company's mailing address is One Town Center Road, Boca Raton, Florida 33486-1010. This Proxy Statement and the enclosed proxy are first being sent to shareholders on April 10, 1995.



    Only shareholders of record at the close of business on March 21, 1995 are entitled to vote at the Annual Meeting and any adjournments. At that record date, the following voting stocks of the Company were outstanding:



                                                                                     VOTES PER
        CLASS                              SHARES OUTSTANDING                          SHARE
- ---------------------                      ------------------                      -------------
6% Preferred           ..................           36,460     ..................          160
Class A Preferred      ..................           16,356     ..................           16
Class B Preferred      ..................           21,577     ..................           16
Common                 ..................       94,181,071     ..................            1



See "Other Matters" below for additional information concerning the voting of proxies.



                    RECENT CORPORATE GOVERNANCE DEVELOPMENTS



    On March 2, 1995, the Company announced that J. P. Bolduc had resigned as President and Chief Executive Officer of the Company. The circumstances surrounding and arrangements made with respect to Mr. Bolduc's resignation are discussed further below under "Election of Directors -- Executive Compensation
- -- Resignation of J. P. Bolduc." Shortly after the resignation of Mr. Bolduc, the Board of Directors was approached by a number of the Company's institutional shareholders, who requested that the Company make certain changes in its corporate governance arrangements. The Board determined that it was in the interests of the Company and its shareholders to reach an understanding
regarding  corporate   governance  that   these  shareholders   would   support.
Accordingly,   the  Board  entered  into   discussions  with  certain  of  these
shareholders. These discussions led to the following proposals being presented to and adopted by the Board at its March 17, 1995 meeting:



    1. The Board of Directors would reduce its size to 12 members prior to the Company's 1995 Annual Meeting of Shareholders. Such reduction would be accomplished by the resignation of certain directors and by certain other directors not standing for re-election.



    2. J. Peter Grace, Jr. would not stand for re-election to the Board of Directors. Mr. Grace would no longer serve as Chairman, but would become Honorary Chairman.



    3. A Search Committee, consisting of Messrs. Holmes, Eckmann and Duffy and Drs. Dacey and Frick, would undertake a bona fide full national search to select as quickly as possible, from inside or outside the Company, the best qualified candidate as the Company's permanent Chief Executive Officer.



    4. After the new Chief Executive Officer is elected, at least six new independent directors would be selected to replace six of the twelve directors in office following the 1995 Annual Meeting of Shareholders.



    5. Directors with nondirectorial relationships with the Company would generally be the first to be replaced.

    6. The Board of Directors would adopt a By-law amendment, effective following the Company's 1995 Annual Meeting of Shareholders, that would preclude the nomination of candidates for election to the Board of Directors who are, or who would become during such person's term, over the age of 70.



    7. Shareholders would be kept advised with respect to the process for the selection of a new Chief Executive Officer and new director candidates. The Nominating Committee and the Search Committee would consist of independent directors.



    8. The Company would adopt corporate governance principles similar to the General Motors Corporation Principles of Corporate Governance as promptly as practicable.



    The Board next met on April 6, 1995, at which time the Board took certain actions in furtherance of the proposals adopted at the March 17, 1995 meeting. On April 6, 1995, the Board adopted corporate governance principles similar to the General Motors Corporation Principles of Corporate Governance. In addition, Messrs. Charles H. Erhart, Jr., William Wood Prince, Eben W. Pyne, D. Walter Robbins, Jr. and David L. Yunich offered to resign from the Board, effective immediately prior to the 1995 Annual Meeting of Shareholders, and Messrs. J. Peter Grace, Jr., George P. Jenkins, Roger Milliken and John A. Puelicher, all of whose terms as directors are to expire at the 1995 Annual Meeting of Shareholders, offered to not stand for re-election to the Board at the 1995 Annual Meeting of Shareholders, and the Company accepted all of the foregoing offers.


                             ELECTION OF DIRECTORS


    The Company's Certificate of Incorporation provides for the division of the Board of Directors into three classes, each class to serve for a three-year term. The term of the Class III Directors expires at the 1995 Annual Meeting; accordingly, the shareholders will vote on the election of four Class III Directors to serve for a term expiring in 1998.



    The names and biographies of the nominees are set forth on pages 3 and 4; the names and biographies of the directors continuing in office are set forth on pages 5 to 7. The nominees have been designated as such by the Board of Directors (on the recommendation of the Nominating Committee), and it is anticipated that all nominees will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the Company (except where a proxy withholds authority with respect to the election of directors).


BOARD COMMITTEES AND MEETINGS

    To facilitate independent director review, and to make the most effective use of the directors' time and capabilities, the Board of Directors has established various committees, including those described below. None of the members of the following committees is an executive or former executive of the Company or, except for Mr. Yunich (a member of the Committee on Corporate Responsibility), a consultant to the Company.


    The AUDIT COMMITTEE is responsible for reviewing the financial information the Company provides to shareholders and others, the Company's systems of internal controls, and its auditing, accounting and financial reporting process generally. The Committee's specific responsibilities include (1) recommending to the Board the selection of independent accountants to audit the annual financial statements of the Company and its consolidated subsidiaries, (2) reviewing the annual financial statements and (3) meeting with the Company's senior financial officers, internal auditors and independent accountants to review the scope and results of the audit and other matters regarding the Company's accounting, financial reporting and internal control systems. The members of the Committee are Messrs. Eckmann (Chairman), Duffy and Phipps and Dr. Frick; in addition, Mr. Holmes was a member of the Committee prior to his election as Acting President and Chief Executive Officer of the Company in March 1995. The Committee met six times during 1994.



    The COMPENSATION, EMPLOYEE BENEFITS AND STOCK INCENTIVE COMMITTEE ("Compensation Committee") makes recommendations to the Board with respect to the salary and annual and long-term incentive compensation of certain officers and other high-level employees, as well as the Company's benefit plans and arrangements generally. The Compensation Committee also administers the Company's stock incentive plans and determines the recipients and terms of stock incentives granted under those plans. The current members of the Compensation Committee are Messrs. Pyne (Chairman), Eckmann, Lynch, Macauley, Milliken and Puelicher; as noted above under "Recent Corporate Governance Developments," Messrs. Pyne, Milliken and Puelicher will cease serving as directors at the Annual Meeting. In 1994, the Compensation Committee met eight times.



    The NOMINATING COMMITTEE recommends to the Board candidates for nomination as directors of the Company. The current members of the Committee are Messrs. Milliken (Chairman), Duffy, Macauley and Wood Prince and Dr. Dacey; as noted above, Messrs. Milliken and Wood Prince will cease serving as directors at the Annual Meeting. The Committee met once in 1994. The Committee will consider candidates recommended by shareholders; such recommendations should be sent to the Chairman of the Nominating Committee, c/o Robert B. Lamm, Secretary, W. R. Grace & Co., One Town Center Road, Boca Raton, Florida 33486-1010.



    The COMMITTEE ON CORPORATE RESPONSIBILITY advises management on the Company's role in the public sector and its responsibility with respect to matters of public policy. The Committee met three times in 1994. Its members are Dr. Frick (Chairman) and Messrs. Humphrey and Yunich; in addition, Mr. Holmes was a member of the Committee prior to his election as Acting President and Chief Executive Officer of the Company in March 1995. As noted above, Mr. Yunich will cease serving as a director at the Annual Meeting.



    The Board of Directors held eight meetings in 1994. Each director attended 75% or more of the meetings held by the Board and the standing Board committees on which he served; the average attendance of current directors at such Board and committee meetings was approximately 95%.


NOMINEES


        NOMINEES FOR ELECTION AS CLASS III DIRECTORS--TERM EXPIRING IN 1998

      Photo

                   HAROLD A. ECKMANN


                   Director since 1976


                   Age: 73


                   Mr. Eckmann retired in 1985 as chairman and chief executive officer of Atlantic Mutual Insurance Company and Centennial Insurance Company--The Atlantic Companies. He was educated at the United States Merchant Marine Academy and the University of California. Mr. Eckmann joined The Atlantic Companies in 1949 and became president in 1970 and chairman and chief executive officer in 1976.

      Photo

                   JAMES W. FRICK


                   Director since 1984


                   Age: 70


                   Dr. Frick is president of James W. Frick Associates, a consulting firm to private colleges and universities. He is also vice president emeritus of the University of Notre Dame, having served the University in various capacities from 1951 to 1987, including as a member of the board of trustees. Dr. Frick holds three degrees from Notre Dame. He is president emeritus of the Community Foundation of St. Joseph County, Indiana, a director of Society Bank of South Bend and Society National Bank, Indiana, and a former member of the board of trustees of Converse College. He also served a term as a member of the board of the Department of Financial Institutions of the State of Indiana.


      Photo

                   THOMAS A. HOLMES


                   Director since 1989


                   Age: 71


                   Mr. Holmes was elected Acting President and Chief Executive Officer of the Company in March 1995. He was chairman, president and chief executive officer of Ingersoll-Rand Company until his retirement in 1988, having spent his entire business career with Ingersoll-Rand. He is a graduate of the University of Missouri-- Rolla. Mr. Holmes is a director of Becton, Dickinson and Company, Newmont Gold Co. and Newmont Mining Corp.


      Photo

                   PETER S. LYNCH


                   Director since 1989


                   Age: 51


                   Mr. Lynch became vice chairman of Fidelity Management & Research Company in 1992, having retired in 1990 after 13 years of service as the portfolio manager of Fidelity
                   Magellan Fund. He spent his entire business career with Fidelity after serving for two years as a United States Army lieutenant, ending in 1969. Mr. Lynch is a graduate of Boston College and holds an M.B.A. from the University of Pennsylvania--Wharton School of Business Administration. He is a director of Morrison Knudsen Corporation, a member of the board of trustees of the Fidelity Group of Mutual Funds and a director or trustee of several charitable and cultural organizations.

DIRECTORS CONTINUING IN OFFICE


                      CLASS I DIRECTORS--TERM EXPIRING IN 1996

      Photo

                   GEORGE C. DACEY

                   Director since 1987


                   Age: 74


                   Dr. Dacey was president of Sandia National Laboratories, engaged in government research and development, from 1981 until his retirement in 1986. He received a B.S. in electrical engineering from the University of Illinois and a Ph.D. in physics from the California Institute of Technology. He began his business career as a research engineer with Westinghouse Research Labs and later held various research positions with the Bell System, including head of transistor development of Bell Telephone Labs. Dr. Dacey is a director of Milliken & Company and a former director of Perkin-Elmer Corp. and SunWest Financial Services.


      Photo
                   EDWARD W. DUFFY
                   Director since 1983


                   Age: 68

                   Mr. Duffy is the retired chairman of the board and chief executive officer of Marine Midland Banks, Inc. A graduate of Syracuse University, Mr. Duffy served in various managerial and executive capacities with Marine Midland and its predecessors from 1952 until his retirement in 1983. He is a director of Columbus McKinnon Corp., Niagara Mohawk Power Corporation, Oneida Ltd., Utica Mutual Insurance Co. and Utica National Life Insurance Co.

      Photo
                   CONSTANTINE L. HAMPERS
                   Director since 1986


                   Age: 62


                   Dr. Hampers is an executive vice president of the Company and chairman of the board and chief executive officer of National Medical Care, Inc. ("NMC"), a subsidiary of the Company engaged in supplying kidney dialysis, home infusion and respiratory therapy services and in the manufacture and sale of dialysis and other medical products. NMC was founded by Dr. Hampers in 1968. Prior to 1968 and for several years thereafter, Dr. Hampers was director of artificial kidney services at Peter Bent Brigham Hospital and assistant professor of medicine at Harvard University School of Medicine. He holds B.S. and M.D. degrees from the University of Pittsburgh. Dr. Hampers is a director of IGI, Inc., a company listed on the American Stock Exchange.

      Photo
                   GORDON J. HUMPHREY
                   Director since 1991

                   Age: 54


                   Mr. Humphrey represented New Hampshire in the United States Senate from 1979 to 1991, serving on the Foreign Relations, Banking and Judiciary Committees. Upon retiring, he founded The Humphrey Group, Inc., which provides services to firms seeking to do business abroad, particularly in the former Soviet Union. Mr. Humphrey served in the Air Force and later attended George Washington University, after which he became an airline pilot. He serves on the board of MK Gold Co., is a founder and director of the Russian American Chamber of Commerce and serves on the boards of several charitable organizations.

      Photo
                   ROBERT C. MACAULEY
                   Director since 1985

                   Age: 71

                   Mr. Macauley founded Virginia Fibre Corporation, a producer of corrugating medium, in 1972 and is its chairman. Following graduation from Yale University in 1949, he held several positions (including that of president) with M. L. Macauley Company. From 1962 through 1972, he held executive positions with Great Northern Paper Company and its successors. Mr. Macauley also founded and is chairman of the AmeriCares Foundation. He is a director of Greif Brothers Corporation.
      Photo
                   EUGENE J. SULLIVAN
                   Director since 1991

                   Age: 74


                   Mr. Sullivan served as chief executive officer of Borden, Inc. from 1979 until 1986, having held various management and executive positions with Borden from 1946. Mr. Sullivan is a graduate of St. John's University and New York University Graduate School of Business Administration. He is vice chairman of the board of trustees of St. John's, a trustee of St. Francis Hospital and the Catholic Health Association and Chairman of BNY-Hamilton Fund.

                     CLASS II DIRECTORS--TERM EXPIRING IN 1997

      Photo

                   VIRGINIA A. KAMSKY


                   Director since 1990


                   Age: 41


                   Ms.  Kamsky  is the  founder,  president and  chief executive officer of Kamsky Associates Inc., an advisory firm specializing in The People's Republic of China. She graduated from Princeton University with a degree in East Asian Studies (with concentration in Chinese and Japanese language studies) and served with The Chase Manhattan Bank in Tokyo, Beijing and New York City before forming Kamsky Associates in 1980. Ms. Kamsky is a member of the Council on Foreign Relations, a founding director of the Council's Hong Kong Committee, and a director of the National Committee on U.S.-China Relations.


                   JOHN E. PHIPPS


                   Director since 1975


                   Age: 62
                   Mr. Phipps is a private investor. He is chairman and a director of John H. Phipps, Inc. and a director of The Bessemer Group, Bessemer Securities Corporation, Bessemer Trust Company, Bessemer Trust Company of Florida, Bessemer
                   Trust  Company,  N.A.,   Essex  Holdings  and  Ingersoll-Rand
                   Company.


                               ------------------


    See  "Relationships  and  Transactions  with  Management  and  Others"   and
"Security Ownership of Management and Others" below for additional information.

EXECUTIVE COMPENSATION
    The following Summary Compensation Table sets forth information concerning the compensation of J.P. Bolduc (the Company's chief executive officer during 1994) and the other four most highly compensated executive officers of the Company in 1994. Certain information has been omitted form this table because it is not applicable or is not requird under the Securities and Exchange Commission rules.


                                                     ANNUAL COMPENSATION
                                        ----------------------------------------------
NAME AND
PRINCIPAL                                                                 OTHER ANNUAL
POSITION                                  YEAR       SALARY     BONUS     COMPENSATION
- --------------------------------------  ---------   --------   --------   ------------
 J. P. Bolduc(d)                          1994      $883,333   $1,262,000  $ 283,320
President and                             1993       800,000    986,000        9,470
Chief Executive Officer                   1992       780,000    611,000       61,030

 J-L. Greze(e)                            1994       323,333    400,000       11,588
Executive Vice President                  1993       300,000    175,000        3,876

C. L. Hampers                             1994       786,250    720,000     69,418(f)
Executive Vice President                  1993       736,000    600,000       21,510
                                          1992       690,250    184,000

D. H. Kohnken                             1994       357,000    410,000           86
Executive Vice President                  1993       357,000    310,000        2,372
                                          1992       327,000    200,000       17,695

B. J. Smith                               1994       335,333    400,000          333
Executive Vice President and              1993       316,000    300,000        5,414
Chief Financial Officer                   1992       303,000    200,000       71,066

            LONG-TERM COMPENSATION
- -----------------------------------------------
              AWARDS
- -----------------------------------
                  NO. OF SHARES
               UNDERLYING OPTIONS
                     GRANTED
              ---------------------
                                                 ALL OTHER COMPENSATION(A)
                                      PAYOUTS
 RESTRICTED                          ----------
   STOCK                                LTIP
 AWARDS(B)                           PAYOUTS(C)
                      100,000                            $ 176,969
                      100,000        $  389,700            177,756
 $  936,038            90,000           629,100            200,304

                       30,000                               31,451
                       30,000           108,905             30,841

                       70,000                               89,278
                       70,000         1,012,000             90,391
    351,525            42,500        26,468,000             83,078

                       50,000                               36,200
                       50,000           157,167             33,948
    429,188            37,500           150,267             30,484

                       40,000                               43,373
                       40,000           176,022             42,250
    273,863            37,500           308,405             61,399


(a) The amounts in this column for 1994 consist of the following: (1) the actuarially determined value of Company-paid premiums on "split-dollar" life insurance, as follows: Mr. Bolduc -- $66,086; Mr. Greze -- $11,276; Dr. Hampers
- -- $51,830; Mr. Kohnken -- $9,346; and Mr. Smith -- $15,769; (2) payments made to persons whose personal and/or Company contributions to the Company's Salaried Employees Savings and Investment Plan would be subject to limitations under federal income tax law, as follows: Mr. Bolduc -- $37,833; Mr. Greze -- $7,638; Dr. Hampers -- $37,448; Mr. Kohnken -- $11,010; and Mr. Smith -- $10,060; (3)
Company contributions to such Plan of $4,500 for each of Messrs. Bolduc, Greze, Kohnken and Smith; (4) $39,680 of imputed interest on a loan made to Mr. Bolduc in 1987 (see "Relationships and Transactions with Management and Others" below); and (5) interest on involuntarily deferred payments of awards under the LTIP, as follows: Mr. Bolduc -- $28,870; Mr. Greze -- $8,037; Mr. Kohnken -- $11,344; and Mr. Smith -- $13,044. Certain amounts for 1993 and 1992 have been restated to reflect a new method of calculating the actuarially determined value of Company-paid premiums on "split-dollar" life insurance, as mandated by the Securities and Exchange Commission.
(b) The dollar values shown in this column were calculated by multiplying the number of shares issued under the award by the closing market price of the Company's Common Stock on the date of issuance (less any amounts paid by the recipient). No restricted shares have been issued since 1992. The following table shows the restricted shares issued in 1992, all of which had vesting schedules of less than three years:


                                                                                        VESTING SCHEDULE
                                                                   TOTAL   ------------------------------------------
                                                                  SHARES
                                                                 GRANTED    8/7/92     4/15/93    4/15/94    4/15/95
                                                              -----------  ---------  ---------  ---------  ---------
J. P. Bolduc                                                      22,900       5,725      5,725      5,725      5,725
J-L. Greze                                                         5,800       1,450      1,450      1,450      1,450
C. L. Hampers                                                      8,600       2,150      2,150      2,150      2,150
D. H. Kohnken                                                     10,500       2,625      2,625      2,625      2,625
B. J. Smith                                                        6,700       1,675      1,675      1,675      1,675

    The  number and dollar values  of restricted shares held at  December 31, 1994 by the  persons named in the table were as follows: Mr.  Bolduc -- 106,873  shares ($4,127,970); Mr. Greze  -- 1,450 shares  ($56,006); Dr. Hampers  --
 2,150  shares  ($83,044); Mr.  Kohnken --  15,301  shares ($591,000);  and Mr.  Smith  -- 12,825  shares ($495,366).
 Recipients of restricted shares receive all dividends paid on such shares.

(c) The amounts in this column for 1992 (except for Dr. Hampers) represent (1) the third annual installment (paid or payable in 1992) of awards under the Company's Long-Term Incentive Program ("LTIP") for the 1987-1989 Performance Period, and (2) the first of three annual installments of awards under the LTIP for the 1990-1992 Performance Period; the latter payments were to have been made in early 1993 but were made in 1992 to facilitate tax planning. The amounts of such accelerated payments were: Mr. Bolduc -- $392,700; Mr. Kohnken -- $150,267; and Mr. Smith -- $177,472. The amounts for 1993 (except for Dr. Hampers) represent the second installment of awards under the LTIP for the 1990-1992 Performance Period; these payments were to have been made in early 1994 but were made in 1993 to facilitate tax planning. Dr. Hampers did not participate in the LTIP for either the 1987-1989 or the 1990-1992 Performance Periods. No payments were made under the LTIP in 1994.
In March 1989, the Company agreed to purchase in 1992 the 2.5% of the stock of NMC that the Company did not already own for approximately $27 million, subject to NMC's achievement of certain targets relating to earnings and return on capital; approximately 79% of such stock was owned by Dr. Hampers. However, in December 1989, the Company purchased the stock for approximately $14 million ($13 million less than initially agreed to). In consideration for their agreement to accelerate the transaction, the Company agreed to make a payment to the NMC shareholders (including Dr. Hampers) in 1993 based on NMC's earnings during the 1990-1992 period. As a result of NMC's strong performance during this period (which exceeded the targeted earnings by nearly 55% over the three-year period), the payment to Dr. Hampers amounted to $27,480,000. To facilitate tax planning, the Company paid $26,468,000 of this amount in 1992; the balance was paid in 1993.
(d) Mr. Bolduc resigned in March 1995; see "Resignation of J. P. Bolduc" below.
(e) Mr. Greze became an executive
 officer in 1993.
(f) This amount includes the value of personal benefits received by Dr. Hampers during 1994, including $54,636 attributable to his personal use of corporate aircraft.

    STOCK OPTIONS. The following table sets forth information concerning stock options granted in 1994, including the potential realizable value of each grant assuming that the market value of the Company's Common Stock appreciates from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. THESE ASSUMED RATES OF APPRECIATION HAVE BEEN SPECIFIED BY THE SECURITIES AND EXCHANGE COMMISSION FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT INTENDED TO PREDICT FUTURE PRICES OF THE COMPANY'S COMMON STOCK, WHICH WILL DEPEND UPON VARIOUS FACTORS, INCLUDING MARKET CONDITIONS AND THE COMPANY'S FUTURE PERFORMANCE AND PROSPECTS. For example, the option granted to Mr. Bolduc in 1994 would produce the pretax gain of $6,743,520 shown in the table only if the market price of the Common Stock rises to nearly $110 per share by the time the option is exercised. Based on the number and market price of the shares outstanding at year-end 1994, such an increase in the price of the Common Stock would produce a corresponding aggregate pretax gain of $6.7 billion for the Company's shareholders. Options become exercisable at the time or times determined by the Compensation Committee; all of the options listed below were exercisable in full at the date of grant and have exercise prices equal to the fair market value of the Common Stock at the date of grant.



                                                   1994 GRANTS
                               ---------------------------------------------------
                                 NO. OF      % OF TOTAL                               POTENTIAL REALIZABLE VALUE AT
                                 SHARES       OPTIONS                                 ASSUMED ANNUAL RATES OF STOCK
                               UNDERLYING    GRANTED TO    EXERCISE                 PRICE APPRECIATION FOR OPTION TERM
                                 OPTIONS     EMPLOYEES       PRICE     EXPIRATION   ----------------------------------
NAME                             GRANTED      IN 1994*     ($/SHARE)      DATE             5%               10%
- -----------------------------  -----------   ----------    ---------   -----------  ----------------  ----------------
J. P. Bolduc.................     100,000        7.4         42.3125       4/6/04    $    2,661,010    $    6,743,520
J-L. Greze...................      30,000        2.2         42.3125       4/6/04           798,303         2,023,056
C. L. Hampers................      70,000        5.2         42.3125       4/6/04         1,862,707         4,720,464
D. H. Kohnken................      50,000        3.7         42.3125       4/6/04         1,330,505         3,371,760
B. J. Smith..................      40,000        2.9         42.3125       4/6/04         1,064,404         2,697,408
All Shareholders.............      --          --             --           --         2,503,565,063     6,344,523,724
Named Executive Officers'
 Percentage of Realizable
 Value Gained by All
 Shareholders................      --          --             --           --                  0.3%              0.3%

- ------------------
*In 1994, options were granted covering 1,358,900 shares of Common Stock, including an option covering 40,000 shares granted to Mr. Robbins in his capacity as a consultant to the Company (see "Directors' Compensation and Consulting Arrangements" below).



    The following table sets forth information concerning stock options exercised in 1994, including the "value realized" upon exercise (the difference between the total exercise price of the options exercised and the market value, at the date of exercise, of the shares acquired), and the value of unexercised "in-the-money" options held at December 31, 1994 (the difference between the aggregate exercise price of all such options held and the market value of the shares covered by such options at December 31, 1994).



                                                        OPTION EXERCISES IN 1994 AND OPTION VALUES AT 12/31/94
                                                    --------------------------------------------------------------
                                                                                      NUMBER OF        VALUE OF
                                                                                  SHARES UNDERLYING   UNEXERCISED
                                                                                     UNEXERCISED     IN-THE-MONEY
                                                                                     OPTIONS AT       OPTIONS AT
                                                     NO. OF SHARES      VALUE         12/31/94         12/31/94
                                                       ACQUIRED       REALIZED      EXERCISABLE/     EXERCISABLE/
NAME                                                  ON EXERCISE        ($)        UNEXERCISABLE    UNEXERCISABLE
- --------------------------------------------------  ---------------  -----------  -----------------  -------------
J. P. Bolduc......................................        -0-            -0-        365,000/290,000  $  141,250/$0
J-L. Greze........................................        -0-            -0-              132,000/*  $   299,218/*
C. L. Hampers.....................................        -0-            -0-              220,000/*  $    80,938/*
D. H. Kohnken.....................................        -0-            -0-         215,500/49,000  $  754,531/$0
B. J. Smith.......................................        -0-            -0-         155,000/47,500  $   57,813/$0

- ------------------
*Neither  Mr. Greze nor  Dr. Hampers held any  unexercisable options at year-end
 1994.

    LTIP. Under the LTIP as in effect during 1994, executive officers and other senior managers could be granted contingent "Performance Units" under which awards could be earned based on (1) the achievement of pretax earnings by the manager's product line (or, in the case of corporate managers, the Company), and/ or (2) shareholder value performance (measured by appreciation in the price of the Common Stock and dividends paid) as compared to that of the companies in the Standard & Poor's Industrials, during a three-year "Performance Period." It is anticipated that a new three-year Performance Period will commence each year and that contingent Performance Units will be granted for each such Performance Period (however, the terms of such contingent Performance Units granted subsequent to 1994 will differ from those granted in 1994, as discussed below under "Approval of Long-Term Incentive Program"). Performance Units granted in 1994 to employees of product lines were generally weighted 67% on the pretax earnings performance of their product lines, and 33% on shareholder value performance, during the Performance Period; Performance Units granted to corporate employees were generally weighted 50% on the basis of the Company's pretax earnings performance and 50% on the basis of shareholder value performance during the Performance Period. Subject to shareholder approval (see "Approval of Long-Term Incentive Program" below), the number of Performance Units earned under the LTIP may be decreased by up to 20%, at the discretion of the Compensation Committee, based upon individual performance.


    Amounts, if any, earned under Performance Units are paid following the end of each Performance Period. In keeping with the Company's compensation philosophy of uniting executive interests with those of the shareholders, it is currently anticipated that any such payments will be made 50% in cash and 50% in shares of Common Stock issued under the Company's stock incentive plans; however, the Compensation Committee has authority to reduce the portion of earned Performance Units payable in Common Stock.



    The following table shows the Performance Units granted during 1994 to the executive officers named in the Summary Compensation Table with respect to the 1994-1996 Performance Period. The Performance Units granted to Messrs. Bolduc, Kohnken and Smith, as well as half of the Performance Units granted to Mr. Greze and Dr. Hampers, are weighted 50%/50%, as discussed above; the other half of the Performance Units granted to Mr. Greze and Dr. Hampers are weighted 67%/33%, as discussed above.



                                                    1994 AWARDS OF CONTINGENT PERFORMANCE UNITS UNDER LTIP
                                               -----------------------------------------------------------------
                                                                                                        MAXIMUM
                                                NUMBER    PERFORMANCE                                  NUMBER OF
NAME                                           OF UNITS     PERIOD      THRESHOLD (A)     TARGET (B)   UNITS (C)
- ---------------------------------------------  ---------  -----------  ----------------  ------------  ---------
J. P. Bolduc.................................     25,000    1994-1996    $0 or $208,375    $1,250,000    250,000
J-L. Greze...................................      7,500    1994-1996       0 or 31,256       375,000     75,000
C. L. Hampers................................     17,500    1994-1996      0 or  72,931       875,000    175,000
D. H. Kohnken................................     12,500    1994-1996      0 or 104,188       625,000    125,000
B. J. Smith..................................     10,000    1994-1996      0 or  83,350       500,000    100,000

- ------------------------
(a) Refers to the minimum amount payable under the LTIP with respect to the 1994-1996 Performance Period. No payment will be made unless the minimum targeted level of pretax earnings or shareholder value performance is achieved, and the "threshold" payments will be made if either minimum targeted level is achieved. The threshold payments shown in the table have been calculated on the assumption that the market price of the Common Stock is $50 per share at the end of the 1994-1996 Performance Period, but that the minimum targeted level of pretax earnings is not achieved.
(b)  Refers  to the  amount payable  with respect  to the  1994-1996 Performance
     Period if the minimum targeted levels of both pretax earnings and shareholder value performance are achieved.
(c) Refers to the maximum number of Performance Units that can be earned with respect to the 1994-1996 Performance Period under the LTIP, as amended (see "Approval of Long-Term Incentive Program" below).



    Employees to whom Performance Units are granted also receive grants of stock options based on the number of Performance Units granted. Information concerning options granted to the above executive officers in 1994 appears under "Stock Options" above.


    Additional information concerning the LTIP is set forth below under "Approval of Long-Term Incentive Program."

    PENSION ARRANGEMENTS. Salaried employees of designated units of the Company who are 21 or older and who have one or more years of service are eligible to participate in the Company's Retirement Plan for Salaried Employees. Under this basic retirement plan, pension benefits are based upon (1) the employee's average annual compensation for the 60 consecutive months in which his or her compensation is highest during the last 180 months of continuous participation and (2) the number of years of the employee's credited service. For purposes of this basic retirement plan, compensation generally includes nondeferred base salary and annual incentive compensation (bonus) awards; however, for 1994, federal income tax law limited to $150,000 the annual compensation on which benefits under this plan may be based.



    The Company also has a Supplemental Executive Retirement Plan under which a covered employee will receive the full pension to which he or she would be entitled in the absence of the above and other limitations imposed under federal income tax law. In addition, this supplemental plan recognizes deferred base salary and annual incentive compensation awards and, in some cases, periods of employment with the Company during which an employee was ineligible to participate in the basic retirement plan. An employee will generally be eligible to participate in the supplemental plan if he or she has an annual base salary of at least $75,000 and is earning credited service under the basic retirement plan.



    The following table shows the annual pensions payable under the basic and supplemental plans for different levels of compensation and years of credited service. The amounts shown have been computed on the assumption that the employee retired at age 65 on January 1, 1995, with benefits payable on a straight life annuity basis. Such amounts are subject to (but do not reflect) an offset of 1.25% of the employee's primary Social Security benefit at retirement age for each year of credited service under the basic and supplemental plans.



           HIGHEST                                         YEARS OF CREDITED SERVICE
       AVERAGE ANNUAL          ----------------------------------------------------------------------------------
        COMPENSATION             10 YEARS      15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
      ----------------         ------------  ------------  ------------  ------------  ------------  ------------

 $ 100,000...................  $     15,000  $     22,500  $     30,000  $     37,500  $     45,000  $     52,500
   200,000...................        30,000        45,000        60,000        75,000        90,000       105,000
   300,000...................        45,000        67,500        90,000       112,500       135,000       157,000
   400,000...................        60,000        90,000       120,000       150,000       180,000       210,000
   500,000...................        75,000       112,500       150,000       187,500       225,000       262,500
   600,000...................        90,000       135,000       180,000       225,000       270,000       315,000
   700,000...................       105,000       157,500       210,000       262,500       315,000       367,500
   800,000...................       120,000       180,000       240,000       300,000       360,000       420,000
   900,000...................       135,000       202,500       270,000       337,500       405,000       472,500
  1,000,000..................       150,000       225,000       300,000       375,000       450,000       525,000
  1,100,000..................       165,000       247,500       330,000       412,500       495,000       577,500
  1,200,000..................       180,000       270,000       360,000       450,000       540,000       630,000
  1,300,000..................       195,000       292,500       390,000       487,500       585,000       682,500
  1,400,000..................       210,000       315,000       420,000       525,000       630,000       735,000
  1,500,000..................       225,000       337,500       450,000       562,500       675,000       787,500
  1,600,000..................       240,000       360,000       480,000       600,000       720,000       840,000
  1,700,000..................       255,000       382,500       510,000       637,500       765,000       892,500
  1,800,000..................       270,000       405,000       540,000       675,000       810,000       945,000
  1,900,000..................       285,000       427,500       570,000       712,500       855,000       997,500
  2,000,000..................       300,000       450,000       600,000       750,000       900,000     1,050,000



    At year-end 1994, Messrs. Bolduc, Kohnken and Smith had 11, 26 and 20 years of credited service, respectively, under the basic and supplemental retirement plans. For purposes of those plans, the 1994 compensation of such executive officers was as follows: Mr. Bolduc -- $1,869,333; Mr. Kohnken -- $667,000; and Mr. Smith -- $635,333. Neither Mr. Greze nor Dr. Hampers is covered by the basic or supplemental plan. At year-end 1994, the accrued annual benefit payable to Mr. Greze at age 65 under the Company's

Swiss pension plan was approximately $243,000, and the accrued annual benefit payable to Dr. Hampers at age 65 under the NMC retirement plan (in which he is an inactive participant) was approximately $119,000. The Company has agreed to provide certain pension benefits to Messrs. Bolduc and Greze and Dr. Hampers (see "Employment Agreements" and "Resignation of J. P. Bolduc" below).



    DIRECTORS' COMPENSATION AND CONSULTING ARRANGEMENTS. Prior to July 1, 1994, each nonemployee director received $3,000 for each Board meeting and $900 for each committee meeting attended, except that committee chairmen received $1,200 for each committee meeting attended. In addition, an annual retainer of $12,000 was paid to the Chairmen of the Audit and Compensation Committees. Under a new compensation program for nonemployee directors that became effective on July 1, 1994, (1) each nonemployee director receives an annual retainer of $24,000, payable in shares of the Company's Common Stock; (2) the Chairmen of the Audit and Compensation Committees receive annual cash retainers of $12,000, and the Chairmen of the Nominating Committee and the Committee on Corporate Responsibility receive annual cash retainers of $2,000; and (3) each nonemployee director receives $2,000 in cash for each Board meeting and $1,000 for each committee meeting attended (except that committee chairmen receive $1,200 per committee meeting).


    Nonemployee directors are reimbursed for expenses they incur in attending Board and committee meetings, and the Company maintains business travel accident insurance coverage for them. In addition, nonemployee directors (other than those with whom the Company has consulting arrangements, described below) receive a fee of $1,000 per day for work performed at the Company's request.


    A director may defer payment of all or part of the fees received for attending Board and committee meetings and/or the cash retainers referred to above. The amounts deferred (plus an interest equivalent) are payable to the director or his or her heirs or beneficiaries in a lump sum or in quarterly installments over two to 20 years following a date specified by the director. The interest equivalent on amounts deferred is computed at the higher of (1) the prime rate plus two percentage points and (2) 120% of the prime rate, in either case compounded semiannually. This program provides for the payment of additional survivors' benefits in certain circumstances.



    The Company also has a retirement plan under which a person who has been a nonemployee director for more than four years will receive annual payments of $24,000 for a period equal to the length of service as a nonemployee director (but not more than 15 years) after the director ceases to be eligible to receive directors' fees. In the event of a director's death, payments are made to his or her surviving spouse.



    Mr. Jenkins provides investment management services to the Company's pension and savings plans, for which he received fees totaling $200,000 for 1994.



    The Company has consulting agreements with Kamsky Associates Inc. (of which Ms. Kamsky is president and chief executive officer) relating to the Company's interests in The People's Republic of China. The agreements expire in 1997 (subject to earlier termination) and provide for monthly fees of $25,000, plus additional payments based on the extent to which the Company establishes certain business relationships in The People's Republic of China. In 1994, the Company paid fees totaling $300,000 under these agreements. The Company also has a consulting agreement with Ms. Kamsky relating to business opportunities in nine other countries in the Asia Pacific region. The agreement expires in 1997 (or earlier, in certain cases) and currently provides for monthly fees of $10,000, plus additional payments based on the extent to which the Company establishes certain business relationships in the relevant countries. The Company paid Ms. Kamsky $120,000 under this agreement in 1994.



    The Company has consulting arrangements with Mr. Robbins (relating to pension investment management and divestitures) and Mr. Yunich (relating to corporate investments) under which they earned fees of $610,000 and $315,000, respectively, for 1994. In 1994, the Company also granted a stock option covering 40,000 shares of Common Stock to Mr. Robbins (in his capacity as a consultant). The exercise price and other terms of the option were the same as those granted to executive officers (see "Stock Options" above). In addition, Messrs. Robbins and Yunich have severance agreements with the Company (see "Severance Agreements" below).

    During 1994, the Company provided car services to Messrs. Jenkins and Yunich at a cost to the Company of approximately $69,000 (including a payment to cover related income tax obligations) and $24,000, respectively. Approximately the same costs have been incurred by the Company for such services for several years.



    ARRANGEMENTS WITH  J.  PETER  GRACE,  JR.   Upon  his  retirement  as  Chief
Executive Officer of the Company at year-end 1992, Mr. Grace entered into an agreement ("Grace Retirement Agreement") with the Company under which Mr. Grace received a lump sum payment of $5 million in exchange for the termination of Mr. Grace's employment agreement. The Grace Retirement Agreement provides that Mr. Grace would act as a consultant to the Company and provide such consulting services as the Board may request. For such consulting arrangement, Mr. Grace receives a fee of $50,000 per month. The consulting arrangement expires on December 31, 1995, but provides for automatic one-year extensions unless either party gives notice by September 30 of any year that the arrangement is not to be continued for the following year. At the time of his retirement, Mr. Grace had been an employee of the Company for 57 years and the Chief Executive Officer of the Company for 48 years.



    The Grace Retirement Agreement provides for a pension of $1 million per year to Mr. Grace until his death (and, if his wife shall survive him, to her until her death) in lieu of any other pension to which Mr. Grace might otherwise have been entitled and for the termination of restrictions on previous awards of restricted stock. The Grace Retirement Agreement also provides benefits and arrangements to Mr. Grace consisting of: (1) a continuation of Mr. Grace's insurance benefits in effect on the date of such Agreement, consisting of (a) basic life insurance in the amount of $900,000 (for which the cost to the Company was approximately $2,500 in 1991 (information in this section with respect to 1991 and 1992 reflects pre-retirement periods), $2,500 in 1992, $68,000 in 1993 and $101,000 in 1994), (b) payment of a portion of the premium for supplemental life insurance in the amount of $750,000 in 1993 and 1994 (for which the cost to the Company was approximately $36,000 in 1993 and $54,000 in
1994), (c) business travel accident insurance in the amount of $1.5 million (for which the cost to the Company was approximately $1,500 in 1991, $1,500 in 1992, $4,500 in 1993 and $4,500 in 1994), and (d) voluntary group accident insurance in the amount of $350,000 (for which Mr. Grace pays the full premium); (2) a "gross-up" payment to cover income tax obligations for 1993 and 1994 in respect of the foregoing insurance benefits (with respect to which the Company paid approximately $66,000 in 1993 and $96,000 in 1994); and (3) a continuation of all other benefits and arrangements provided to Mr. Grace as Chief Executive Officer, which include private nursing services and related expenses (for which the cost to the Company was approximately $139,000 in 1991, $132,000 in 1992, $162,000 in 1993 and $189,000 in 1994), security services (for which the cost to the Company was approximately $155,000 in 1991, $172,000 in 1992, $180,000 in
1993 and $191,000 in 1994), the services of a cook (for which the cost to the Company was approximately $28,000 in 1991, $28,000 in 1992, $28,000 in 1993 and
$30,000 in 1994), the use of an apartment (for which the cost to the Company was approximately $234,000 in 1991, $264,000 in 1992, $242,000 in 1993 and $250,000
in 1994), limousine services (for which the cost to the Company was approximately $106,000 in 1991, $99,000 in 1992, $100,000 in 1993 and $112,000
in 1994) and club membership dues (for which the cost to the Company was approximately $11,000 in 1991, $12,000 in 1992, $15,000 in 1993 and $14,000 in
1994). In addition, the Grace Retirement Agreement provided for Mr. Grace's continued use of Company aircraft. The Company has a policy of making Company aircraft available for the use of certain senior executives. From 1991 through his retirement as Chief Executive Officer in December 1992 and thereafter through 1993, the Company reserved for the use of Mr. Grace a Company aircraft (for which the estimated cost to the Company, including depreciation, personnel, fuel and maintenance expense, averaged approximately $2.7 million per year); and, since 1993, Mr. Grace has had access to Company aircraft (for which the cost to the Company allocable to Mr. Grace's usage was approximately $700,000 in 1994, and for which, based on information provided by Mr. Grace, the value of such usage to Mr. Grace, calculated in accordance with the Standard Industry Fare Level method of Internal Revenue Service guidelines, was approximately $113,000 in 1991, $148,000 in 1992, $146,000 in 1993 and $61,000 in 1994). As is
the case with the other Company costs for the benefits and arrangements listed in this paragraph, the Company costs with respect to Company aircraft referred to in the preceding sentence have been calculated on a pre-tax basis. In addition, since 1991, the Company has provided Mr. Grace with office space, secretarial services and business expense reimbursement (including reimbursement for business travel and entertainment expenses). Mr. Grace is also provided medical insurance coverage by the Company in accordance with the Company's policies applicable to retirees generally, subject to payment by Mr. Grace of a portion of the premium on the same basis as other retirees.


    Under the Grace Retirement Agreement, the Company will be required to continue to provide the benefits and arrangements described in the preceding paragraph to Mr. Grace until his death. The Company did not include the value of such benefits and arrangements in prior disclosures.



    The Grace Retirement Agreement was filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, and the foregoing description of such Agreement does not purport to be complete and is qualified in its entirety by reference to such Agreement.


    EMPLOYMENT AGREEMENTS. The Company had an employment agreement with Mr. Bolduc that was terminated in connection with his resignation in March 1995. The agreement provided for his employment as Chief Executive Officer of the Company through July 1999 (subject to earlier termination in certain circumstances), but provided for automatic one-year extensions unless either party gave notice that the agreement was not to be extended. The agreement also provided that Mr. Bolduc would be nominated for election as a director during the term of the agreement. Under the agreement, Mr. Bolduc was entitled to participate in all incentive compensation and bonus plans maintained by the Company for its senior executives and to participate in all benefit plans available to employees generally, as well as to the following: an annual base salary of at least $800,000; an annual incentive compensation award (bonus) equal to at least 50% of his base salary for the relevant year; an annual grant of options covering at least 30,000 shares of Common Stock; and an annual supplementary pension equal to the sum of the amounts payable annually under the Company's basic and supplemental retirement plans (see "Pension Arrangements" above), but in no event less than 50% of Mr. Bolduc's "pensionable compensation" (annual base salary and annual incentive compensation, without giving effect to any voluntary deferrals) during specified periods of his employment. The agreement also provided for payments in the case of Mr. Bolduc's disability or death or the termination of his employment with or without cause; in the latter case, the agreement provided that Mr. Bolduc would be entitled to receive 150% of his annual base salary for the remaining term of the agreement, subject to a reduction of up to 50% for income earned for personal services following the termination of his employment by the Company.



    See   "Resignation  of  J.  P.  Bolduc"  below  for  information  concerning arrangements with respect to Mr. Bolduc's resignation.


    The Company has an agreement with Mr. Greze relating to his current assignment (as an Executive Vice President of the Company and head of its global packaging business) and his related relocation from Switzerland to the United States. The agreement provides that the Company will pay tuition and related fees in connection with the education of Mr. Greze's son (up to, but not including, college); reimburse Mr. Greze for the cost of one round trip between Florida and Switzerland for his family each year; and provide Mr. Greze with a Company-leased car. The agreement also provides for the loan referred to below under "Relationships and Transactions with Management and Others"; for arrangements relating to his return to Switzerland following the end of his current assignment (including reimbursement for the cost of his family's move to Switzerland and provisions relating to the sale of his Florida residence in accordance with the Company's policy applicable to expatriate employees generally); and for Mr. Greze's continued participation in the Company's Swiss pension plan and the payment of pension benefits under that plan based on a schedule of final average salary, including payment if Mr. Greze's employment is involuntarily terminated (not for cause) prior to August 1, 1996.


    Dr. Hampers has an employment agreement that provides for his employment as an Executive Vice President of the Company and head of its health care business through March 1996; at that time, he has the right to become a consultant to the Company for a five-year period for an annual consulting fee equal to 50% of his annual base salary, subject to cost-of-living adjustments. The agreement also provides that Dr. Hampers will be nominated for election as a director of the Company during his employment. Under the agreement, Dr. Hampers is entitled to an annual base salary of at least $675,000, subject to increases of at least 9% every 18 months, and to participate in the Company's annual incentive compensation (bonus) program. The agreement also provides for benefits generally available to senior executives of the Company, as well as the use of a corporate aircraft (and an option to purchase the aircraft at its fair market value upon the termination of his employment or consulting relationship). Further, the agreement entitles Dr. Hampers to a supplementary annual pension benefit equal to the amount by which (1) the lesser of (a) $300,000 and (b) three times his actual annual pension benefit exceeds
(2) such actual pension benefit, subject to certain cost-of-living adjustments. The agreement prohibits Dr. Hampers from engaging in certain competitive activities during its term and for three years thereafter and provides for the continuation of compensation for the term of the agreement in the event his employment terminates other than for cause.



    SEVERANCE AGREEMENTS. The Company has severance agreements with all of its executive officers, as well as its other officers and Messrs. Robbins and Yunich (in their capacity as consultants). Each agreement provides that in the event of the involuntary termination of the individual's employment or consulting services or a material reduction in his or her authority or responsibility, in either case without cause, following a change in control of the Company, he or she will receive a severance payment equal to 2.99 times his or her average annual taxable compensation or consulting fees for the five years preceding the change in control, plus certain additional benefits, subject to reduction in certain cases to prevent the recipient from incurring liability for excise taxes and the Company from incurring nondeductible compensation expense. Dr. Hampers may instead elect to receive the payments provided for under his employment agreement, if applicable. For purposes of these severance agreements, a change in control would occur upon the acquisition of 20% or more of the Company's Common Stock or the failure of Company-nominated directors to constitute a majority of any class of the Board of Directors.



    RESIGNATION OF J. P. BOLDUC. In January 1995, the Company's Board of Directors received conflicting opinions from two law firms with respect to the Company's obligation to disclose the matters described in "Arrangements with J. Peter Grace, Jr." above and "Relationships and Transactions with Management and Others -- J. Peter Grace, III" below. The Board then engaged Harold R. Tyler, a former federal judge for the United States District Court for the Southern District of New York, of counsel to Patterson, Belknap, Webb & Tyler LLP
("Patterson Belknap"), to provide advice with respect to these matters. Thereafter, the Board appointed a special committee of the Board to investigate select management issues and engaged Mr. Tyler and his firm to assist the special committee. In the course of that investigation, unrelated allegations of misconduct by Mr. Bolduc were brought to the attention of the special committee and its counsel. As a result, members of the special committee, Mr. Tyler and members of his firm conducted various interviews with employees of the Company, including Mr. Bolduc, and certain other individuals. During the evening of February 27, 1995, counsel to Mr. Bolduc asked the special committee that Mr. Bolduc be given the opportunity to address the full Board at a meeting scheduled in New York City on the morning of February 28. The special committee replied that it did not have the authority to bind the full Board to invite Mr. Bolduc to the meeting, but suggested that Mr. Bolduc travel to New York City to stand by in the event the Board issued the invitation. Late that evening, Mr. Bolduc's counsel advised Patterson Belknap that Mr. Bolduc was not willing to travel to New York City without assurances of an opportunity to speak. Counsel to Mr. Bolduc asked whether the Board would permit such counsel to appear on his behalf. At the meeting on February 28, the Board declined Mr. Bolduc's counsel's request to appear. At that meeting, Patterson Belknap reported to the Board that grounds existed to find that Mr. Bolduc had sexually harassed certain employees of the Company and other persons affiliated with the Company and that Mr. Bolduc had been advised of such allegations in interviews on February 21 and 22, 1995. Mr. Bolduc vehemently denied, and continues to deny, that he engaged in any such misconduct. No formal charges of sexual harassment had ever been filed against Mr. Bolduc during his 12 years of service with the Company. In addition, the Board was informed that the individuals interviewed refused to have their names made public or disclosed to Mr. Bolduc. In light of the report from Patterson Belknap and the termination provisions of Mr. Bolduc's employment agreement, the Board adopted resolutions to the effect that it was the sense of the Board that Mr. Bolduc should sever his relationship with the Company, that Mr. Bolduc should immediately be advised of the sense of the Board and that, if requested by Mr. Bolduc, he should be given the opportunity to address the Board at or prior to its next scheduled meeting on March 2 prior to final action on his retention or termination. Mr. Bolduc declined the invitation to address the Board. J. Peter Grace, Jr. did not participate in the February 28 deliberations of the Board. Mr. Bolduc has stated that he agreed to enter into negotiations regarding his resignation not because he believed that there was any substance to the charges made against him, but because he believed that he had lost the support of the Board and that his future effectiveness as Chief Executive Officer had been compromised. The negotiations resulted in agreements providing for Mr. Bolduc's resignation as President and Chief Executive Officer of the Company effective March 3, 1995, and Mr. Bolduc subsequently resigned as a director of the Company effective March 17, 1995 ("Bolduc Resignation Arrangements").


    Pursuant to the Bolduc Resignation Arrangements, Mr. Bolduc's employment agreement with the Company was terminated, Mr. Bolduc received a lump sum payment of $5,062,208 in connection with the termination of his employment agreement and in lieu of monthly severance payments that would otherwise have been due thereunder, and the Company acquired from Mr. Bolduc 268,348 shares of the Company's Common Stock (including 101,148 shares subject to restrictions on resale and 5,725 shares not previously vested) for a purchase price of $12,075,660 (or $45 per share), less $4,900 repaid to the Company pursuant to
Section 16 of the Securities Exchange Act of 1934, and less $400,000 in repayment of a loan made in 1987 to Mr. Bolduc by a subsidiary of the Company. The Bolduc Resignation Arrangements also provide for the payment to Mr. Bolduc of deferred compensation owed to Mr. Bolduc in the aggregate principal amount of $1,529,604, plus interest, in quarterly installments over a 10-year period commencing June 30, 1995, and for the payment of gross pension benefits to Mr. Bolduc until his death (and, if his wife shall survive him, to her until her death) of $848,585 per year commencing in April 1995, such pension benefits to be calculated as though Mr. Bolduc were retiring at age 62 (rather than at his actual age of 55 years and 7 months). Under the Bolduc Resignation Arrangements, Mr. Bolduc and his wife will continue to receive medical coverage under the Company's retiree medical plan (subject to payment by Mr. Bolduc of a portion of the premium on the same basis as other retirees) and continued coverage under the Company's "split-dollar" life insurance policy in the face amount of $4.5 million currently maintained for Mr. Bolduc by the Company (with annual premiums continuing to be shared by Mr. Bolduc and the Company in accordance with the terms of the policy at a cost to the Company of approximately $300,000 per year until 2008, at which time the Company will receive a full return of all premiums paid). In addition, Mr. Bolduc will continue to hold previously granted options covering 655,000 shares of the Company's Common Stock (including previously unexercisable options covering 290,000 shares that, pursuant to the Bolduc Resignation Arrangements, became exercisable immediately and at any time through March 31, 1998). In payment of his rights under the LTIP, Mr. Bolduc received a payment of $1,250,000. Mr. Bolduc's balance of approximately $620,000 under the Company's Salaried Employees Savings and Investment Plan will be paid to him in accordance with his election under the terms of that Plan. The Bolduc Resignation Arrangements also provide Mr. Bolduc with ownership of a car and certain office furniture previously provided to him by the Company for his use and provide that the Company will reimburse Mr. Bolduc for certain legal fees associated with his resignation and that Mr. Bolduc will be entitled to the benefit of certain rights of indemnification by the Company as provided in the Company's By-laws. Mr. Bolduc agreed, in the Bolduc Resignation Arrangements, not to engage in any business which is in substantial competition with the Company in any of the Company's current six core businesses until he reaches the age of 62. The Bolduc Resignation Arrangements provide that the Company would make no disclosure to any third person with respect to the circumstances of Mr. Bolduc's resignation other than pursuant to an agreed upon press release that stated that Mr. Bolduc's "decision to resign his position resulted from differences of style and philosophy with the Company's leadership," except as required by law or in certain other specified circumstances. In addition, Mr. Bolduc had the right, in certain circumstances, to have the Company state that no complaint of misconduct has ever been filed against Mr. Bolduc. In connection with Mr. Bolduc's resignation as a director, the Company confirmed to Mr. Bolduc that he will be entitled to indemnification by the Company to the full extent permitted by New York law with respect to his service as a director.



    The agreements providing for the Bolduc Resignation Arrangements were filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and the foregoing description of such agreements does not purport to be complete and is qualified in its entirety by reference to such agreements.



    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The current members of the Compensation Committee are Messrs. Pyne (Chairman), Eckmann, Lynch, Macauley, Milliken and Puelicher; there were no other members of the Compensation Committee during 1994.

    PERFORMANCE COMPARISON. The following graph and table compare the cumulative total shareholder return on the Company's Common Stock from December 31, 1989 through December 31, 1994 with the Standard & Poor's 500 Stock Index and the Standard & Poor's Specialty Chemicals Index (both of which include the Company), as well as the Standard & Poor's Chemicals Index, using data supplied by the Compustat Services unit of Standard & Poor's Corporation. The Company has elected to compare its performance to both the Chemicals and Specialty Chemicals Indices in view of its diversified nature in the past. However, in view of the Company's strategic restructuring program (which has resulted in the sale of noncore businesses and concentration on a group of core specialty chemical and health care businesses), the Company may in the future decide that comparisons to a different group or groups of companies would be more appropriate. The comparisons reflected in the graph and table are therefore not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the Common Stock and each index on December 31, 1989, as well as the reinvestment of dividends.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             W.R. GRACE &CO.      S&P 500 STOCK INDEX         S&P SPECIALTY CHEMICALS INDEX         S&P CHEMICALS INDEX
1989                       100                       100                                    100                        100
1990                     76.98                     96.89                                  96.10                      84.91
1991                    132.70                    126.42                                 135.66                     110.73
1992                    140.45                    136.05                                 143.72                     121.25
1993                    146.94                    149.76                                 163.87                     135.60
1994                    144.45                    151.74                                 143.06                     156.98


DECEMBER 31,                                                  1989   1990   1991   1992   1993   1994
- -----------------------------------------------------------   ----   ----   ----   ----   ----   ----
W. R. Grace & Co...........................................    100   76.98  132.70 140.45 146.94 144.45
S&P 500 Stock Index........................................    100   96.89  126.42 136.05 149.76 151.74
S&P Specialty Chemicals Index..............................    100   96.10  135.66 143.72 163.87 143.06
S&P Chemicals Index........................................    100   84.91  110.73 121.25 135.60 156.98



    REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.__The Board of Directors approves all compensation decisions with respect to the Company's executive officers, including the chief executive officer and other executives whose annual base salaries exceed $250,000, based on the recommendations of the Compensation Committee, except that all actions under the Company's stock incentive plans are approved solely by the Compensation Committee and reported to the Board. The Compensation Committee is comprised of directors who are not, and have never been, employees of the Company or any of its subsidiaries and who have no consulting arrangements or other significant relationships with the Company.

    This Report describes the Company's performance-based compensation philosophy and executive compensation program, as approved by the Compensation Committee. In particular, it discusses the compensation decisions and recommendations made by the Compensation Committee in 1994 regarding Mr. Bolduc, the Company's President and Chief Executive Officer during that year, and the four other executive officers named in the Summary Compensation Table above (collectively referred to in this Report as the "executive officers").



Executive Compensation Philosophy and Program Components



    The Company's executive compensation program is structured to enable the Company to compete effectively with other firms in attracting, motivating and retaining executives of the calibre needed to ensure the Company's future growth and profitability. The components of this program consist of base salary and, if warranted, annual incentive compensation (both paid in cash) and long-term incentives (paid in the form of stock and cash). These compensation components are intended to (1) stimulate executive performance that benefits the Company and its shareholders by increasing shareholder value, (2) reward executive performance with competitive levels of compensation, and (3) unite executive and shareholder interests.



Background



    In 1992, management (in consultation with the Compensation Committee) began a comprehensive review of the Company's executive officer compensation program with the assistance of a leading compensation consulting firm that consults with management and the Compensation Committee on matters pertaining to the strategy, structure and administration of the program. As a result of this review, certain modifications were made to the program in 1993 to further strengthen the linkage between executive compensation, Company and individual performance and shareholder interests. This review continued during 1993 and 1994 in response to the restructuring of the Company's businesses and the resultant changes in certain executive responsibilities, and the program will continue to be evaluated in the future. As a result of this ongoing review and evaluation, compensation for executives is expected to become even more performance- and formula-driven in 1995 and future years.



    The strategy that is continuing to evolve from this review is expected, over time, to position executive base salaries at the 50th percentile among those for companies with annual sales of $3 to $10 billion*; at present, certain executives' base salaries are above the 50th percentile, and others' are below that level. In order to attract and retain a world-class executive team, however, the Compensation Committee believes that the combination of salary and annual and long-term incentive opportunities should result in total compensation at the 75th percentile when specific performance objectives are met and significant individual contributions are made to support the Company's initiatives to enhance shareholder value.



    In accordance with this strategy, the Company has placed less emphasis on base salaries and other fixed forms of compensation and greater emphasis on performance-based compensation, consisting of compensation based on (1) total Company and/or product line performance and (2) individual and team performance, including achievements involving corporate strategy and the creation of shareholder value (such as research and development achievements, acquisitions, business alliances and the like), as well as achievements relating to the Company's corporate responsibilities (such as maintaining ethical, environmental and diversity standards). The total compensation of executive officers will reach the 75th percentile level only if targeted Company and individual performance levels are achieved.


- ------------------

*These companies are not identical to those included in the indices reflected in the above performance graph (although a number of them are included in one or more of such indices), because the firms with which the Company compares itself with respect to executive compensation and competition for executive talent are not necessarily the same as those with which it competes for product market share or shareholders' investments.

    The following sections of this Report describe the compensation program for executive officers in effect in 1994 and the manner in which the Compensation Committee and the Board reached their determinations as to performance-based compensation.



Base Salary



    In 1994, salaries of Company executives (employees whose salaries exceed $100,000) based in the United States were eligible for review at intervals of not less than 18 months since the date of the last increase, although the general practice among companies with annual sales of $3 to $10 billion is to review salaries at more frequent intervals. The Company's practice with respect to executive base salaries is consistent with its intent of placing less emphasis on fixed compensation components, such as salaries, and more emphasis on performance-based pay, such as annual and long-term incentive compensation.



    Although salary increases for executives as a group averaged approximately 4.5% in 1994 on an annualized basis, Mr. Bolduc received an increase of $100,000 (6.3% annualized) after a 24-month interval; Mr. Greze received an increase of $35,000 (4.7% annualized) after a 30-month interval; Dr. Hampers received an increase of $67,000 (6.1% annualized) after an interval of 18 months; and Mr. Smith received an increase of $29,000 (5.0% annualized) after a 22-month interval. These increases exceeded the average for all executive increases and the average increase among companies with annual sales of $3 to $10 billion because of the assessment of the performance of the individuals. Mr. Kohnken did not receive a salary increase in 1994.



    Pending developments arising out of the ongoing review of the Company's executive compensation program, the Compensation Committee may propose salary increases for executive officers in cases where, in its judgment, such increases are warranted on the basis of (1) individual performance (as evaluated by the Compensation Committee in its discretion), (2) salaries paid to executives in comparable positions in other companies with annual sales of $3 to $10 billion, and (3) other factors that the Compensation Committee deems relevant at the time. It is expected that the 1995 salary increases for executives will average approximately 4.5% of their current salaries on an annualized basis. Based on data furnished by its consulting firm, the Compensation Committee believes that this rate of increase is generally in line with executive salary increases among companies with annual sales of $3 to $10 billion. All of the executive officers are eligible to be considered for salary increases in 1995.



Annual Incentive Compensation



    In 1993, certain changes were made by the Compensation Committee and the Board to the annual incentive compensation component of the Company's executive compensation program. The changes, which were designed to increase the extent to which executive pay is based on performance, involved the establishment of incentive compensation "pools" that, for 1994, were generated based on the extent to which 1994 pretax income exceeded that of 1993. Awards to individual executives were allocated from the formula-based incentive compensation pools.



    The factors that the Compensation Committee took into consideration in proposing individual awards for the executive officers for 1994 (other than Mr. Bolduc, whose compensation is discussed below) were (1) that the Company's 1994 pretax income was 23% (or $87.9 million) higher than 1993 pretax income
(excluding special items in both years) and (2) the Company's achievement of previously targeted specific objectives, consisting primarily of (a) the reorganization of the Company's staff functions to support the globalization of its core product lines, (b) the divestment of approximately $650 million of noncore businesses and the resulting realignment of capital to core businesses (including through acquisitions), and (c) the reduction of debt and related interest expense. In addition, in determining the awards for Mr. Greze and Dr. Hampers, the Compensation Committee took into consideration the 1994 pretax income of the Company's packaging and health care businesses, which exceeded 1993 pretax income by 10% and 28%, respectively. The Compensation Committee also considered the progress made in achieving the Company's objectives of globalizing its health care business and strengthening the industry leadership positions of both businesses.

    Based on these considerations, the Board, upon the recommendation of the Compensation Committee, approved awards for the executive officers (other than Mr. Bolduc) ranging from 89.7% to 119.4% of their 1994 annual base salary rates.



Long-Term Incentives



    The long-term incentive component of the Company's total executive compensation program, which is described elsewhere in this Proxy Statement, provides for the annual grant of contingent targeted Performance Units and stock options. Such grants provide opportunities for significant rewards based on performance versus pre-established pretax income and shareholder value performance targets (in the case of Performance Units) and on increases in the price of the Company's Common Stock (in the case of options).



    In 1994, the executive officers listed above and certain other individuals were granted contingent targeted Performance Units for the 1994-1996 Performance Period, as well as stock options. The number of contingent targeted Performance Units granted, and the number of shares of stock covered by options granted, were based on the Compensation Committee's evaluation of each recipient's ability to contribute to the achievement of the performance targets discussed above, as well as guidelines aimed at positioning long-term compensation opportunities at the 75th percentile of companies with annual sales of $3 to $10 billion.



    The Company's LTIP is described elsewhere in this Proxy Statement. As noted in such descriptions, Performance Units granted to employees of product lines are weighted 67% on the pretax earnings performance of their product lines and 33% on the Company's shareholder value performance; Performance Units granted to corporate employees are weighted 50% on the basis of the Company's pretax earnings performance and 50% on the basis of the Company's shareholder value performance. This weighting is intended to reflect the respective responsibilities of the Company's product line and corporate managers. However, half of the Performance Units granted to Mr. Greze and Dr. Hampers are weighted 67%/33%, and the other half of their Performance Units are weighted 50%/50%, reflecting their responsibilities as both product line managers (with respect to the Company's packaging and health care businesses, respectively) and corporate managers (as Executive Vice Presidents with policy-making responsibilities on a Company-wide basis). The Compensation Committee determined these weightings and approved the targeted levels of product line and Company performance based on its assessment of the extent to which the approved weighting and targeted levels would act as challenging -- but realizable -- incentives for senior managers.



    If earned, payment under the Performance Unit awards would be made in 1996 for the 1993-1995 Performance Period, and in 1997 for the 1994-1996 Performance Period. It is anticipated that payments under any earned Performance Units will be made 50% in cash and 50% in shares of Common Stock issued under the Company's stock incentive plans; however, the Compensation Committee has authority to reduce the portion of earned Performance Units payable in Common Stock. Payment of a portion of any earned Performance Units in stock is intended to unite the interests of executives with those of shareholders by placing a significant portion of the executives' compensation at risk.



    Under an amendment to the LTIP, which is discussed elsewhere in this Proxy Statement, the maximum number of performance units a recipient may earn with respect to a Performance Period would be limited to ten times the number of contingent targeted Performance Units granted to the recipient, or 250,000 such Units, whichever is less; however, there is no assurance that any Performance Units will be earned, since specified pretax earnings or shareholder value performance thresholds must be achieved in order for there to be any payments.



Compensation of the Chief Executive Officer



    Mr. Bolduc's 1994 compensation was determined in accordance with the philosophy and program components discussed above. This determination consisted of (1) a subjective assessment of Mr. Bolduc's continued effectiveness in leading the Company and strategically positioning it to successfully compete globally in the 21st century and (2) his achievements with respect to the Company's financial performance and restructuring and the Company's performance relative to the targets discussed above.

    Mr. Bolduc's annual incentive compensation award for 1994 was $1,262,000. This amount, which is 140.2% of his annualized base salary rate, exceeded his 1993 award by $276,000, or 28%, and was made from the pool generated by the Company's 1994 pretax income performance (which, as noted above, exceeded 1993 pretax income by 23%, or $87.9 million). Mr. Bolduc's award was not determined in accordance with a precise formula. Rather, the Compensation Committee considered Mr. Bolduc's leadership in directing the significant accomplishments achieved under the Company's strategic plan, as well as continued growth in earnings. These accomplishments included the divestment of approximately $650 million of noncore businesses; the resulting realignment of capital to core businesses (including acquisitions amounting to over $350 million in 1994); and a reduction of over $175 million in debt, resulting in a reduction of the Company's debt-to-capital ratio to 50.4% at year-end 1994 as compared to 52.9% at year-end 1993. The effects of these accomplishments were reflected in the increase of 17.6% in operating earnings per share for 1994 as compared to 1993.



    In 1994, under the long-term incentive component of the executive compensation program, Mr. Bolduc was granted 25,000 targeted Performance Units with respect to the 1994-1996 Performance Period, and a stock option covering 100,000 shares of the Company's Common Stock. The size of these grants (identical to those made in 1993), which would position Mr. Bolduc's long-term compensation opportunity at approximately the 75th percentile among the $3 to $10 billion group of companies, was determined by the Compensation Committee on the basis of the following factors (as well as those considered in determining Mr. Bolduc's annual incentive compensation award): (1) the Company's defined strategic goals; (2) the anticipated degree of difficulty in achieving those goals; (3) the potential shareholder value to be derived from achieving them; and (4) the future positioning of the Company for competitive global advantage. Under the LTIP as amended, the maximum number of Performance Units that Mr. Bolduc could have earned for the 1994-1996 Performance Period and each subsequent Performance Period would have been 250,000 Units. However, in order for the maximum award to have been earned for the 1994-1996 Performance Period, the Company's pretax earnings would have had to exceed the performance target by over 100%, and the Company's shareholder value performance would have had to rank at the 99th percentile among the companies that comprise the Standard and Poor's Index of industrial companies.



    Mr. Bolduc had an employment agreement with the Company, the terms of which are summarized elsewhere in this Proxy Statement.



Deductibility of Executive Compensation



    In 1994, the Compensation Committee reported that the Company intended to qualify its executive compensation plans, where appropriate, as performance-based plans and thereby not be subject to United States federal income tax provisions that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer. To comply with those provisions, the LTIP has been amended (subject to shareholder approval) to (1) limit the number of Performance Units that may be earned by any individual to ten times the number of contingent targeted Performance Units or 250,000 such Units, whichever is less, with respect to any single three-year Performance Period, and (2) eliminate the provision that permits the Compensation Committee to make an "upward" (positive) discretionary adjustment in the number of earned Performance Units in recognition of individual performance.



    In addition, the Company has adopted (subject to shareholder approval) a separate annual incentive compensation program in which only the President and Chief Executive Officer and Dr. Hampers are currently expected to participate (although other executive officers would participate in the separate program in the event their compensation exceeded $1 million in any year). Under this separate program, the President and Chief Executive Officer could earn annual incentive compensation awards equal to specified percentages of his annual base salary as in effect at the end of each year, based upon the Company's pretax income for the year as compared to a pretax income target determined by the Board on the recommendation of the Compensation Committee. The following table shows the amount of the award that would be paid to the President and Chief Executive Officer for 1995 (expressed as a percentage of his annual base salary), with intermediate results calculated on a straight-line pro rata basis:



                                                                         AWARD AS % OF
1995 PRETAX INCOME AS % OF 1994 PRETAX INCOME                         YEAR-END BASE SALARY
- --------------------------------------------------------------------  --------------------
Less than 100%......................................................             0%
100%................................................................            48%
105%................................................................            80%
108%................................................................           112%
115.5%..............................................................           160%
125% and above......................................................           200%



Dr. Hampers could earn annual incentive compensation awards equal to specified percentages of his annual base salary as in effect at the end of each year, based upon NMC's earnings before interest and taxes ("EBIT") for the year as compared to an EBIT target determined by the Board on the recommendation of the Compensation Committee. The following table shows the amount of the award that would be paid to Dr. Hampers for 1995 (expressed as a percentage of his annual base salary), with intermediate results calculated on a straight-line pro rata basis:



                                                                         AWARD AS % OF
1995 EBIT AS % OF 1994 EBIT                                           YEAR-END BASE SALARY
- --------------------------------------------------------------------  --------------------
Less than 100%......................................................             0%
100%................................................................            35%
110%................................................................            70%
120%................................................................           105%
135% and above......................................................           133%



    Under the new annual incentive compensation program, the President and Chief Executive Officer and Dr. Hampers could also earn incentive compensation based on the achievement of nonfinancial objectives, such as leadership, overall strategic positioning, reorientation of long-term goals, the development of human resources, corporate/product line strategy, shareholder value creation, and achievements relating to the Company's corporate responsibilities (such as maintaining ethical, environmental and diversity standards), at the discretion of the Board on the recommendation of the Compensation Committee. However, amounts earned with respect to such nonfinancial objectives would not be deductible by the Company if the total of salary and other non-performance-based compensation (including amounts with respect to such nonfinancial objectives) paid to either individual should exceed $1 million in any calendar year.


                                          COMPENSATION, EMPLOYEE BENEFITS AND
                                          STOCK INCENTIVE COMMITTEE

                                             Eben W. Pyne, CHAIRMAN
                                             Harold A. Eckmann
                                             Peter S. Lynch
                                             Robert C. Macauley
                                             Roger Milliken
                                             John A. Puelicher

RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS


    The following are descriptions of certain relationships and transactions between the Company and its directors and executive officers (or members of their families). Information regarding consulting arrangements with certain directors appears above under "Directors' Compensation and Consulting Arrangements" and "Arrangements with J. Peter Grace, Jr." under the heading "Executive Compensation."



    LOANS  TO  OFFICERS.    In  1987,  a  subsidiary  of  the  Company  made  an
interest-free loan of $400,000 to Mr. Bolduc in connection with his previous relocation to the New York City area; this loan was repaid in connection with Mr. Bolduc's severance arrangements (see "Executive Compensation -- Resignation of J. P. Bolduc" above). The Company has also made interest-free loans to the following executive officers in connection with their relocations to the United
States: Mr. Greze -- $400,000; Fred Lempereur (a Senior Vice President) -- $350,000; and Ian Priestnell (a Vice President) -- $458,000.



    J. PETER GRACE, III. J. Peter Grace, III is a son of J. Peter Grace, Jr. Mr. Grace III was the Chairman of Grace Hotel Services Corporation ("GHSC"), a wholly owned subsidiary of the Company, from its formation in July 1990 until his resignation on November 9, 1994. GHSC is in the business of providing food and beverage service at hotels.



    In February 1993, the Company decided to dispose of GHSC due to the failure of GHSC to meet certain profit targets. At about this time, Mr. Grace III made a proposal to acquire GHSC. As a result of negotiations that took place over the following months, the Company entered into a non-binding letter of intent dated November 5, 1993 with Mr. Grace III reflecting the terms of the proposed purchase of GHSC by a new company to be formed by Mr. Grace III and others ("Letter of Intent"). In order to facilitate the acquisition, the Company agreed to fund certain of the expenses that would be incurred by the new company in connection with the acquisition, up to a maximum of $125,000, which would be reimbursed to the Company upon the consummation of the acquisition. J. Peter Grace, Jr. was not involved in either the negotiation or the approval of the Letter of Intent or the agreement to contingently fund such expenses. Following one extension, the Letter of Intent expired when the new company failed to consummate an acquisition of GHSC by the date contemplated by the Letter of Intent.



    Mr. Grace III and the Company continued to discuss the acquisition of GHSC by Mr. Grace III and others following the expiration of the Letter of Intent. In this connection, in March 1994, Mr. Grace III formed a new corporation, HSC Holding Co., Inc. ("HSC"), to facilitate the acquisition of GHSC. Mr. Grace III planned that HSC would enter into agreements to provide food and beverage service at additional hotels that were not being served by GHSC. Mr. Grace III advised the Company that the purpose of the plan was to demonstrate to potential investors that the hotel food and beverage service businesses of GHSC and HSC could be profitably expanded. The Company was aware of the plan of Mr. Grace III to develop the operations of HSC while he was employed by GHSC, and HSC agreed to pay GHSC a management fee to recompense GHSC for administrative services and time spent by Mr. Grace III and other GHSC employees on HSC business. It was the Company's understanding that Mr. Grace III would maintain the administration and finances of HSC separate and distinct from those of GHSC and that Mr. Grace III and others had committed to advance HSC up to $300,000. Mr. Grace III has advised the Company that he believed that the Company understood at the time that the development costs would be advanced by GHSC and that GHSC would be reimbursed on an ongoing basis from HSC's assets and receivables and upon the consummation of HSC's acquisition of GHSC._ J. Peter Grace, Jr. was not aware of the manner of the operation of GHSC and HSC.



    In pursuing the plan to develop the operations of HSC, HSC (through Mr. Grace III) and GHSC (through its Chief Financial Officer) entered into an agency agreement, dated June 13, 1994 ("Agency Agreement"). Neither the senior executives of the Company nor J. Peter Grace, Jr. were aware of either the existence or terms of the Agency Agreement. Pursuant to the Agency Agreement:
(1) GHSC agreed that all new lease arrangements entered into by HSC would be undertaken by HSC as agent of GHSC and, if the acquisition of GHSC were not consummated, GHSC would be liable for the obligations under such leases; (2) HSC and GHSC agreed that all persons employed by HSC would be employees of GHSC, and GHSC agreed to assume and discharge all liabilities and obligations with respect to such employees; and (3) GHSC and HSC agreed that all obligations of HSC under all leases entered into by HSC would be performed by employees of GHSC acting on behalf of HSC and that all actual out-of-pocket costs and expenses incurred by GHSC with respect to such employees would be reimbursed by HSC to GHSC.


    Thereafter, HSC entered into a series of leases in its name (and not in the name of GHSC) with respect to new hotel food and beverage service operations. HSC used the working capital of GHSC to finance its acquisition, development and operations of these operations. These new operations began in June 1994, and substantially increased in the latter part of September and October 1994. When senior executives of the Company objected in the beginning of November 1994 to HSC and GHSC being operated as a single enterprise in substantial part and to working capital being provided to HSC by GHSC, Mr. Grace III resigned as Chairman of GHSC and undertook to provide that GHSC would not be adversely affected in any way then known as a result of the relationship between GHSC and HSC.



    In connection with Mr. Grace III's resignation from GHSC, HSC entered into a service agreement with GHSC dated November 10, 1994 ("Service Agreement") pursuant to which GHSC separated the accounts, assets, liabilities and operations of HSC and GHSC, and GHSC provided certain management services to HSC. The Service Agreement provided that HSC would pay GHSC $3,000 per month for each HSC food and beverage service location as compensation for such services. The Service Agreement was terminated by GHSC as of December 9, 1994. GHSC and HSC have been operated as independent entities since Mr. Grace III's resignation as Chairman of GHSC.



    Following Mr. Grace III's resignation, the Company, GHSC, Mr. Grace III and HSC entered into negotiations providing for the repayment of all funds provided to HSC by GHSC. As a result of these negotiations, HSC, GHSC and the Company entered into a letter agreement dated December 14, 1994 ("December Letter Agreement"). J. Peter Grace, Jr. was not involved in the negotiation or approval of either the Service Agreement or the December Letter Agreement.



    Pursuant to the December Letter Agreement, HSC paid $1 million to GHSC and deposited $381,000 into an escrow account ("Escrow Amount") pending a final determination of the amounts due to GHSC in repayment of all working capital provided by GHSC to HSC and for other costs and expenses incurred by GHSC on behalf of HSC. On March 15, 1995, $213,424.70 of the Escrow Amount was released to the Company. The Company claims that HSC owes an additional $201,068.85 to GHSC. HSC disputes this claim. Pursuant to the terms of the December Letter Agreement, this dispute will be resolved by a panel of three arbitrators, each being a certified public accountant. As of the date of this Proxy Statement, no demands from any third party have been made against either GHSC or the Company arising out of the activities of HSC that have resulted in any payment by either GHSC or the Company. GHSC has obtained estoppel letters from the landlords of each of the properties leased by HSC acknowledging that HSC is the only entity that is liable under the terms of such leases.



    The December Letter Agreement also granted HSC the opportunity, on a nonexclusive basis, to acquire GHSC on or before March 14, 1995, subject to terms and conditions to be agreed upon. Under the December Letter Agreement, the Company has made the use of GHSC's offices and secretarial staff available to HSC and has permitted HSC to engage in reasonable due diligence with respect to GHSC. The December Letter Agreement permitted the Company to actively seek other purchasers of GHSC during the term of the nonexclusive period covered by the Agreement. As of the date of this Proxy Statement, neither Mr. Grace III nor HSC had made any agreement or entered into any understanding with the Company concerning the acquisition of GHSC.



    The Letter of Intent, the Agency Agreement, the Service Agreement and the December Letter Agreement were filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and the foregoing description of such documents does not purport to be complete and is qualified in its entirety by reference to such documents.



    LEGAL PROCEEDINGS; INSURANCE; INDEMNIFICATION. In March and April 1995, four lawsuits were brought against the Company and all the members of the Board of Directors (as well as Mr. Bolduc) in New York State Supreme Court. The lawsuits, which purport to be derivative actions (I.E., actions brought on behalf of the Company), contain similar allegations relating, among other things, to claims that the individual defendants breached their fiduciary duties to the Company by providing Mr. Grace with certain compensation arrangements upon his retirement as Chief Executive Officer of the Company in 1992 and by approving Mr. Bolduc's severance arrangements (see "Arrangements with J. Peter Grace, Jr." and "Resignation of J.
P. Bolduc" under the heading "Executive Compensation" above), and that Messrs. Grace and Bolduc breached their fiduciary duties by accepting such benefits and payments. The lawsuits seek, among other things, unspecified damages, attorneys' fees and costs, and such other relief as the Court deems proper.



    The Company has been notified that the Securities and Exchange Commission is conducting an informal inquiry into the Company's prior disclosures, including disclosures regarding benefits and arrangements provided to Mr. Grace (see "Executive Compensation -- Arrangements with J. Peter Grace, Jr." above) and the matters described above relating to his son, J. Peter Grace, III.


    In 1990, Dr. Hampers consented to the entry of a misdemeanor finding and to the payment of a fine for his importation of skins of endangered species in violation of federal law.


    The Company maintains director and officer liability insurance covering directors and officers of the Company and its subsidiaries. Such insurance is currently provided by Corporate Officers' and Directors' Assurance Ltd., X.L. Insurance Company Ltd., Gulf Insurance Company and A.C.E. Insurance Company Ltd. under contracts dated November 4, 1994. The annual premiums for such insurance total approximately $1.2 million. In addition, the Company is purchasing insurance that will cover its directors and officers with respect to claims made within six years after May 10, 1995 relating to conduct prior to that date. Such "extended discovery" coverage is being purchased from the above underwriters at a cost of $275,000.



    At a meeting of the Board of Directors held on April 6, 1995, the Board resolved that the Company will provide certain rights of indemnification (including related reimbursement and advances of expenses) to directors, which rights will be contractual rights, and will seek to maintain directors' and officers' liability insurance covering certain potential obligations for at least six years following the date of the meeting, provided that the Company will not be obligated to spend more than 150% of the current annual premiums to maintain such insurance.


                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

MANAGEMENT SECURITY OWNERSHIP


    The following tables set forth the Common and Preferred Stocks of the Company beneficially owned at February 1, 1995 by each current director and nominee, by each of the executive officers named in the Summary Compensation Table set forth under "Election of Directors--Executive Compensation" above, and by directors and executive officers as a group. The tables include shares owned by (1) those persons and their spouses, minor children and certain relatives,
(2)  trusts  and  custodianships for  their  benefit  and (3)  trusts  and other entities as to which the persons have the power to direct the voting or investment of securities (including shares as to which the persons disclaim beneficial ownership). The Common Stock table includes shares in accounts under the Company's Salaried Employees Savings and Investment Plan and shares covered by currently exercisable stock options; it does not reflect shares covered by unexercisable stock options (see "Election of Directors--Executive Compensation--Stock Options" above). The bracketed figures in the tables indicate the percentage of the class represented by the shares shown (if over 1%), based on the shares outstanding at March 21, 1995. The Common and Preferred Stocks owned by directors and executive officers as a group (excluding option shares) at February 1, 1995 represent approximately 6.6% of the voting power of all the Company's stock outstanding at March 21, 1995.

                                  COMMON STOCK


                                     AMOUNT/NATURE
                                      OF OWNERSHIP
                                     --------------
J. P. Bolduc*......................        288,022
                                           365,000   (O)
G. C. Dacey........................            805
E. W. Duffy........................          2,100
H. A. Eckmann......................          2,533
C. H. Erhart, Jr...................         99,416
                                             2,900   (T,S)
J. W. Frick........................          1,989
J. P. Grace........................        492,028
                                           166,751   (T,S)
                                           180,000   (O)
J-L. Greze.........................         26,604
                                           132,000   (O)
C. L. Hampers......................          8,600
                                            50,000   (T)
                                           220,000   (O)
T. A. Holmes.......................          3,200
G. J. Humphrey.....................            705
G. P. Jenkins......................            805
V. A. Kamsky.......................          1,700
D. H. Kohnken......................         37,650
                                           215,500   (O)
P. S. Lynch........................          6,105
R. C. Macauley.....................          1,605

                                     AMOUNT/NATURE
                                      OF OWNERSHIP
                                     --------------
R. Milliken........................          1,201
                                            10,238   (T,S)
J. E. Phipps.......................         10,700
                                            17,450   (T)
J. A. Puelicher....................          2,605
E. W. Pyne.........................          2,540
                                             1,000   (T)
                                            18,000   (T,S)
D. W. Robbins, Jr..................         41,644   (T)
                                           175,000   (O)
B. J. Smith........................         37,380
                                           155,000   (O)
E. J. Sullivan.....................          2,300
W. Wood Prince.....................          1,700
                                            37,996   (T,S)
D. L. Yunich.......................          1,700
Various directors, executive
 officers and others, as Trustees..         57,126   (T,S)
Directors and executive officers as
 a group...........................      1,182,094   [1.3%]
                                            51,000   (T)
                                           253,335   (T,S)
                                         1,990,700   (O)

                                PREFERRED STOCKS

                                                                 AMOUNT/NATURE OF OWNERSHIP
                                           ----------------------------------------------------------------------
                                                                            CLASS A                CLASS B
                                                 6% PREFERRED              PREFERRED              PREFERRED
                                           ------------------------  ---------------------  ---------------------
C. H. Erhart, Jr........................       42
J. P. Grace.............................      387  (T,S)      [1.1%]   467  (T,S)   [2.9%]    562  (T,S)  [2.6%]
E. W. Pyne..............................       38  (T,S)
Various directors, executive officers
 and others, as Trustees................   21,637  (T,S)      [59.3%]   725 (T,S)   [4.4%]    985  (T,S)  [4.6%]
Various directors, executive officers
 and others, as members of the
 Retirement Board of the W. R. Grace &
 Co. Retirement Plan for Salaried
 Employees..............................    9,648  (T,S)      [26.5%]                         959  (T,S)  [4.4%]
Directors and  executive officers  as  a
 group..................................       42                    1,192  (T,S)   [7.3%]  2,506  (T,S)  [11.6%]
                                           31,710  (T,S)      [87.0%]
- ------------

* In March 1995, in connection with Mr. Bolduc's severance arrangements, (1) he sold 268,348 shares to the Company and (2) options previously granted to him covering an additional 290,000 shares became fully exercisable. See "Election of Directors -- Executive Compensation -- Resignation of J. P. Bolduc" above for further information.
(O) Shares covered by stock options exercisable on or within 60 days after February 1, 1995.
(T) Shares owned by trusts and other entities as to which the person has the power to direct voting and/or investment.
(S) Shares as to which the person shares voting and/or investment power with others.

    The above tables do not include shares held by Fidelity Management & Research Company and its affiliated mutual funds (see "Other Security Ownership" below). Mr. Lynch is vice chairman of Fidelity Management & Research Company and a trustee of the Fidelity Group of Mutual Funds. However, he disclaims beneficial ownership of such shares and has advised the Company that he does not participate in and is not responsible for investment and voting decisions with respect to such shares. Further, Mr. Lynch has advised the Company that he has served and will continue to serve as a director in his individual capacity and not as a representative or deputy of Fidelity Management & Research Company or any related entity.

OTHER SECURITY OWNERSHIP

    The Company has been advised that at December 31, 1994, College Retirement Equities Fund (730 Third Avenue, New York, New York 10017-3206) held 7,880,600 shares of Common Stock, or 8.4% of the Common Stock outstanding on March 21, 1995; Delaware Management Company, Inc. (1818 Market Street, Philadelphia, Pennsylvania 19103) and affiliated mutual funds held 6,597,900 shares of Common Stock, or 7.0% of the Common Stock outstanding on March 21, 1995; and FMR Corp. (82 Devonshire Street, Boston, Massachusetts 02108) and affiliated mutual funds held 10,009,637 shares of Common Stock, or 10.6% of the Common Stock outstanding on March 21, 1995. In addition, at March 21, 1995, Namanco & Co. (P.O. Box 426 Exchange Place Station, 69 Montgomery Street, Jersey City, New Jersey 07303) was the record owner of 2,722 shares of Class A Preferred Stock, or 16.6% of the Class A Preferred Stock outstanding, and 4,951 shares of Class B Preferred Stock, or 22.9% of the Class B Preferred Stock outstanding.


OWNERSHIP AND TRANSACTIONS REPORTS

    Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, certain of its officers, and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1994, except that a report regarding Mr. Grace's July 1994 acquisition of 700 shares of the Company's Common Stock was filed one day late.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

    On the recommendation of the Audit Committee, the Board of Directors has selected the firm of Price Waterhouse LLP ("Price Waterhouse") to be the independent accountants of the Company and its consolidated subsidiaries for 1995. Although the submission of this matter for shareholder ratification at the Annual Meeting is not required by law or the Company's By-laws, the Board is nevertheless doing so to determine the shareholders' views. If the selection is not ratified, the Board will reconsider its selection of independent accountants.



    Price Waterhouse has acted as independent accountants of the Company and its consolidated subsidiaries since 1906. Its fees and expenses for the 1994 audit are expected to be approximately $2.8 million. In addition, during 1994 Price Waterhouse performed special audits and reviews in connection with certain acquisitions and divestments, consulted with the Company on various matters and performed other services for the Company (including audits of the financial statements of certain employee benefit plans and certain units of the Company) for fees and expenses totaling approximately $4.2 million. A representative of Price Waterhouse will attend the Annual Meeting, will be available to answer questions and will have an opportunity to make a statement if he wishes to do so. Members of the Audit Committee are also expected to attend.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE.

                    APPROVAL OF LONG-TERM INCENTIVE PROGRAM



    As described above (see "Election of Directors -- Executive Compensation -- LTIP"), the LTIP provides for the grant to executive officers and other senior managers of contingent "Performance Units" under which awards may be earned based on performance during a three-year "Performance Period"; a new three-year Performance Period commences each year, and contingent Performance Units are granted for each Performance Period. Amounts, if any, earned under Performance Units are paid following the end of each Performance Period. In keeping with the Company's compensation philosophy of uniting executive interests with those of the shareholders, it is currently anticipated that any such payments will be made 50% in cash and 50% in shares of Common Stock issued under the Company's stock incentive plans; however, the Compensation Committee has authority to reduce the portion of earned Performance Units payable in Common Stock. Payments of earned Performance Units are not treated as compensation for purposes of the Company's basic and supplemental retirement plans or other employee benefit plans.



    Performance Units are forfeited in the case of (1) voluntary resignation prior to age 55 or voluntary retirement prior to age 62, in either case without the consent of the Compensation Committee, during the Performance Period and (2) termination for cause. In all other cases of termination of employment during the Performance Period, a participant receives a pro rata number of the Performance Units earned; similarly, Performance Units are granted on a pro rata basis to any person who begins participating in the LTIP after the beginning of a Performance Period.



    Employees to whom Performance Units are granted also receive grants of stock options based on the number of Performance Units granted (see "Election of Directors -- Executive Compensation -- Stock Options" above).



    Under the LTIP as in effect for the 1994-1996 Performance Period (as approved by the Company's shareholders at the 1994 Annual Meeting), awards may be earned based on (1) the achievement of pretax earnings targets by the manager's product line (or, in the case of corporate managers, the Company), and/or (2) shareholder value performance (measured by appreciation in the price of the Common Stock and dividends paid) as compared to that of the companies in the Standard & Poor's Industrials, with Performance Units granted to employees of product lines weighted 67% on the pretax earnings performance of their product lines, and 33% on shareholder value performance, during the Performance Period, and Performance Units granted to corporate employees weighted 50% on the basis of the Company's pretax earnings performance and 50% on the basis of shareholder value performance during the Performance Period. (However, in the case of certain executive officers, half of the Performance Units granted are weighted 50%/50%, and the other half are weighted 67%/33%, in recognition of such officers' responsibilities as both product line managers and corporate managers.) For the 1994-1996 Performance Period, the number of Performance Units that may be earned by a participant in the LTIP were initially subject to an increase or decrease of up to 20%, at the discretion of the Compensation Committee, based on individual performance, which could include, among other things, the participant's performance with respect to strategic matters (such as research and development, acquisitions, business alliances and the like), as well as environmental and social matters. In addition, with respect to the 1994-1996 Performance Period, the LTIP initially did not provide for a limit on the number of Performance Units that could be earned by a participant.



    Following shareholder approval of the LTIP in 1994, the Board of Directors (on the recommendation of the Compensation Committee) determined to amend the LTIP in certain respects. With respect to the 1993-1995 Performance Period and each subsequent Performance Period, the amendments consisted of (1) limiting the maximum number of Performance Units that may be earned by any participant to 10 times the targeted number of Performance Units (or, if less, 250,000 Performance Units) and (2) eliminating the ability of the Compensation Committee to increase by up to 20% the number of earned Performance Units in recognition of individual performance (the Compensation Committee would retain the discretion to decrease the number of earned Performance Units by up to 20%); these amendments have been agreed to by the LTIP participants for the 1993-1995 and 1994-1996 Performance
Periods, subject to shareholder approval at the 1995 Annual Meeting. In addition, the Board of Directors (on the recommendation of the

Compensation Committee) has determined to replace "Earnings Targets" with "Value Contribution Performance" in determining whether Performance Units are earned; this amendment would be effective for the 1995-1997 and subsequent Performance Periods, subject to shareholder approval at the Annual Meeting. The calculation of Performance Units earned under the LTIP, as amended, is described below.



CALCULATION OF PERFORMANCE UNITS EARNED



    As noted above, commencing with the 1995-1997 Performance Period, Performance Units may be earned to the extent that, during the Performance Period, (1) the return on assets of the participant's product line or other unit (or, in the case of corporate participants, the Company) exceeds a specified target based on the cost of capital ("Value Contribution Performance") and/or
(2) the Company's shareholder value performance (measured by appreciation in the price of the Common Stock and dividends paid) reaches a specified level as compared to that of the companies in the Standard & Poor's Industrials ("Shareholder Value Performance"). The following is a summary of the manner in which Performance Units may be earned with respect to Value Contribution Performance and Shareholder Value Performance.



    VALUE CONTRIBUTION PERFORMANCE. If the product line (or the Company) does not exceed the targeted return on assets during each year of the Performance Period (cumulated over the entire three-year Performance Period), the portion of the relevant participants' Performance Units relating to nominal Value Contribution Performance ("Value Contribution Component") will not be earned; as indicated above, the Value Contribution Component is 67% of each contingent Performance Unit for product line employees and 50% for corporate employees. If the product line (or the Company) exceeds the targeted return on assets during each year of the Performance Period (cumulated over the entire three-year Performance Period), a payout pool will be established in an amount equal to 1% of the excess (such excess being referred to as the "Value Contribution"). In addition, if the prior year's Value Contribution was below the targeted return on assets, the payout pool will be increased (or decreased) by an amount equal to 2% of the amount by which the Value Contribution for each year during the Performance Period is greater (or less) than the Value Contribution for the preceding year, cumulated over the entire three-year Performance Period. If the prior year's Value Contribution was above the targeted return on assets, the payout pool will be increased by an amount equal to 2% of the amount by which the Value Contribution for each year during the Performance Period is greater than the Value Contribution for the preceding year, cumulated over the entire three-year Performance Period.



    The number of earned Performance Units will be determined by (1) dividing the amount of the payout pool by the closing price of the Company's Common Stock on the last trading day of the year prior to the beginning of the Performance Period, (2) multiplying the quotient by the amount of the Value Contribution Component (67% for product line employees and 50% for corporate employees), and
(3) applying a factor, determined by the Compensation Committee in accordance with a formula related to the Company's 1995-1997 business plan, to calculate the number of Performance Units earned by the participants in each product line (or corporate participants, in the case of the Company) as compared to the number of targeted Performance Units granted to such participants.



    SHAREHOLDER VALUE PERFORMANCE. As discussed above, the portion of each Performance Unit relating to the Company's Shareholder Value Performance ("Shareholder Value Component") amounts to 33% for product line employees and 50% for corporate employees. If the Company's Shareholder Value Performance during the Performance Period ranks below the 50th percentile of all companies comprising the Standard & Poor's Industrials at both the beginning and the end of the Performance Period, the Shareholder Value Component will not be earned, and the participant will receive no payment with respect thereto. If the Company's Shareholder Value Performance ranks at the 50th percentile of such companies at the end of the Performance Period, the participant will earn 33% of the Shareholder Value Component. For each one-tenth of a percentile by which the Company's Shareholder Value Performance at the end of the Performance Period ranks above the 50th percentile level, the participant will earn an additional .044% of the Shareholder Value Component, up to 100% of the Shareholder Value Component if the Company's Shareholder Value Performance at the end of the Performance Period ranks at the 65th percentile of such companies. Further, the participant will earn an additional 1.2% of the Shareholder Value Component for each one-tenth of a percentile above such 65th percentile.

    ADJUSTMENTS. The LTIP is intended to relate to the Company's ongoing businesses; consequently, Performance Units are expected to be earned based on the Company's core businesses, as constituted at the beginning of the Performance Period. However, adjustments may be made by or under the authority of the Compensation Committee in the case of certain divestments of business units, transfers of business units from one product line to another, and gains or losses resulting from unbudgeted extraordinary events. In addition, the Compensation Committee may make certain adjustments to Performance Units (including reducing the length of a Performance Period) in the event of a change in control of the Company. For purposes of the LTIP, a change in control of the Company would occur upon the acquisition of 20% or more of the Company's Common Stock or the failure of Company-nominated directors to constitute a majority of any class of the Board of Directors.



TAX TREATMENT OF PERFORMANCE UNITS



    Under the present provisions of the United States Internal Revenue Code ("Code"), a participant who receives payment with respect to earned Performance Units will realize taxable compensation equal to the amount of such payment. To the extent that such payment is made in shares of Common Stock as described above, the recipient's taxable compensation will equal the fair market value of the shares so delivered, and the participant's tax basis for such shares will be the amount of such taxable compensation. If such shares are subsequently sold, the participant will realize a capital gain (or loss) equal to the amount by which the proceeds of the sale exceed (or are less than) his basis for such shares.



    Subject to provisions of the Code that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table, the Company will generally be entitled to a tax deduction in the amount of the taxable compensation realized by a participant in the LTIP.



ACCOUNTING TREATMENT OF PERFORMANCE UNITS



    The payment of Performance Units will result in compensation expense over each three-year Performance Period; to the extent such payment is made in shares of Common Stock, the amount of such expense will equal the fair market value of the shares so delivered.



GENERAL



    The LTIP is administered by the Compensation Committee, which is responsible for approving (1) the performance measurements and objectives for each Performance Unit; (2) the terms of future Performance Periods; (3) the persons to whom Performance Units are granted; and (4) the number of Performance Units granted to each such person. In addition, the Compensation Committee is responsible for determining any adjustments of the components of any Performance Unit, as discussed above under "Calculation of Performance Units Earned -- Adjustments." The Compensation Committee has determined that certain information concerning the Company's strategic objectives and the calculation of awards under the LTIP (E.G., the targeted return on assets) constitutes confidential business information, the disclosure of which in this Proxy Statement would have an adverse effect on the Company.



    It is not possible to state which employees will be granted Performance Units under the LTIP in the future, the terms of such Performance Units or the amounts that may be earned pursuant thereto, since these matters will be determined by the Compensation Committee in the future based on an individual's ability to contribute to the Company's growth and profitability. However, Mr. Greze, Dr. Hampers and Messrs. Kohnken and Smith have been granted 9,000, 17,500, 15,000 and 12,500 contingent Performance Units, respectively, for the 1995-1997 Performance Period, and, subject to the above considerations, the Company expects that contingent Performance Units will continue to be granted to high-level managers in executive, operating, administrative, professional and technical positions on a basis generally comparable to prior grants. At March 21, 1995, a total of 396,300 Performance Units relating to the 1995-1997 Performance Period were held by 10 executive officers, 24 other officers, and 235 other employees worldwide. (See

"Election of Directors -- Executive Compensation -- LTIP" above for information regarding Performance Units granted to the executive officers named in the Summary Compensation Table with respect to the 1994-1996 Performance Period.)



    The LTIP is being submitted for shareholder approval in connection with provisions of the Code that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table; such limitation may not apply to certain performance-based compensation arrangements (such as the LTIP) approved by shareholders. If the LTIP is not approved by the shareholders (see "Other Matters -- Votes Required" below), the Company will reconsider the alternatives available with respect to long-term, performance-based compensation.

                               ------------------


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE LTIP.



               APPROVAL OF ANNUAL INCENTIVE COMPENSATION PROGRAM



    Under the Company's annual incentive compensation program ("Program"), annual incentive compensation awards, or bonuses ("Awards"), have been paid to executive and other officers, senior managers and other employees. Prior to 1993, Awards were made on the basis of Company, operating unit and individual performance and other factors, including discretionary considerations. In 1993, the Program was modified to increase the extent to which pay is based on performance. Under the Program as in effect in 1994, incentive compensation pools were generated based on the extent to which 1994 pretax income exceeded that of 1993, and Awards to individuals were allocated from these incentive pools; however, these allocations continued to be based to some extent on discretionary factors. (See "Election of Directors -- Executive Compensation -- Report of the Compensation Committee on Executive Compensation" for additional information.)



    In early 1995, the Board of Directors (on the recommendation of the Compensation Committee) adopted, subject to shareholder approval at the Annual Meeting, further modifications to the Program, primarily in order to comply with provisions of the Code that may limit the Company's ability to deduct for United States federal income tax purposes compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table. As modified, the Program would have two components. The first component ("Formula Component") would be strictly formula-driven and would apply only to the President and Chief Executive Officer and to Dr. Hampers, although other executive officers would become subject to the Formula Component if their annual compensation approached $1 million. Under the second component ("Discretionary Component"), Awards would be based on discretionary factors in addition to the pools referred to above. Awards could be made to the President and Chief Executive Officer and/or Dr. Hampers under the Discretionary Component, as well as the Formula Component; however, Awards under the Discretionary Component would not qualify as "performance-based" under the Code provisions referred to above and would consequently not be deductible by the Company if the total of salary and other non-performance-based compensation paid to either individual should exceed $1 million in any calendar year.



    FORMULA COMPONENT. Under the Formula Component, the Awards for the President and Chief Executive Officer and Dr. Hampers would be equal to specified percentages of their respective annual base salaries as in effect at the end of the year, based upon (1) the Company s pretax income for the year as compared to a pretax income target determined by the Board on the recommendation of the Compensation Committee (in the case of the President and Chief Executive Officer) and (2) NMC's EBIT for the year as compared to an EBIT target determined by the Board on the recommendation of the Compensation Committee (in the case of Dr. Hampers). The amounts of the Awards that would be paid to the President and Chief Executive Officer and to Dr. Hampers for 1995 (expressed as percentages of their respective annual base salaries) are set forth under "Election of Directors -- Executive Compensation -- Report of the Compensation Committee on Executive Compensation" above. However, the Award paid to the President and Chief Executive Officer may not exceed $1.8 million, and the Award paid to Dr. Hampers may not exceed $1.068 million, regardless of the levels of pretax income and EBIT achieved by the Company and NMC, respectively.

    DISCRETIONARY COMPONENT. Under the Discretionary Component, the President and Chief Executive Officer, Dr. Hampers and/or other executive officers could also earn Awards based on the achievement of nonfinancial objectives, such as leadership, overall strategic positioning, reorientation of long-term goals, the development of human resources, corporate and/or product line strategy, shareholder value creation, and achievements relating to the Company's corporate responsibilities (such as maintaining ethical, environmental and diversity standards), at the discretion of the Board of Directors on the recommendation of the Compensation Committee. As noted above, however, amounts earned under the Discretionary Component would not be deductible by the Company if the total of salary and other non-performance-based compensation (including amounts with respect to such nonfinancial objectives) paid to any such individual should exceed $1 million in any calendar year.



TAX TREATMENT OF ANNUAL INCENTIVE COMPENSATION AWARDS



    Under the present provisions of the Code, an executive officer who receives an Award (whether under the Formula Component, the Discretionary Component, or both) will realize taxable compensation equal to the amount of the Award.



    Subject to the provisions of the Code that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table, the Company will generally be entitled to a tax deduction in the amount of the taxable compensation paid to the recipient of an Award.



ACCOUNTING TREATMENT OF AWARDS



    The  payment  of   Awards  (whether   under  the   Formula  Component,   the
Discretionary Component, or both) will result in compensation expense.



GENERAL



    The Program is administered by the Compensation Committee, which is responsible for, among other things, approving (1) the performance measurements and objectives under the Program, (2) the persons to whom Awards are given; and
(3) the amounts of Awards. The Compensation Committee has determined that certain information concerning the calculation of Awards under the Program (E.G., the pretax income and EBIT targets) constitutes confidential business information, the disclosure of which in this Proxy Statement would have an adverse effect on the Company.



    It is not possible to state which employees will receive Awards in the future or the amounts of such Awards, since these matters will be determined in the future by the Board of Directors (on the recommendation of the Compensation Committee). However, the Company expects that Awards will continue to be made to executive and other officers, senior managers and other employees, including employees in executive, operating, administrative, professional and technical positions. Under the Program as in effect with respect to 1994, Awards totaling approximately $25.6 million were paid to a total of 11 executive officers, 27 other officers, and approximately 2,500 other employees worldwide. (See the Summary Compensation Table for information regarding Awards made to the executive officers named in the Table.)



    As noted above, the Program is being submitted for shareholder approval in connection with provisions of the Code that may limit the Company's ability to deduct compensation in excess of $1 million per year paid to any executive officer named in the Summary Compensation Table; such limitation may not apply to certain performance-based compensation arrangements (such as the Formula Component of the Program) approved by shareholders. If the Program is not approved by the shareholders (see "Other Matters -- Votes Required" below), the Company will reconsider the alternatives available with respect to annual incentive compensation.

                               ------------------


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROGRAM.

                             SHAREHOLDER PROPOSALS


    The General Board of Pension and Health Benefits of the United Methodist Church (1201 Davis Street, Evanston, Illinois 60201), Immaculate Heart Missions, Inc. (4651 North 25th Street, Arlington, Virginia 22207), and The Sisters of Providence (Saint-Mary-of-the-Woods-Indiana, 1623 15th Avenue, No. 11, Kenosha, Wisconsin 53140-1503), have indicated that they will cause the following proposal to be presented at the Annual Meeting:



   "WHEREAS, NAFTA, the North American Free Trade Agreement, and GATT, the General Agreement on Trade & Tariffs, have emphasized the debate surrounding U.S. corporations in Mexican maquiladora operations. Critics deplore marginal survival wages paid Mexican maquiladora employees by a majority of U.S. companies, even though those employees work productively and efficiently.



   "A 1994 market basket study reveals a maquiladora worker labors 69.0 minutes to purchase 5 lbs. of rice in comparison to the 13.5 minutes of a U.S. worker. The purchasing power required by the maquiladora worker for aspirin is 153.8 minutes versus 19.3 minutes for the U.S. worker; American cheese,
   214.3 to 12.6; chicken legs, 54.4 to 5.0; bananas, 20.4 to 2.3. (MARKET BASKET SURVEY, Ruth Rosenbaum, 1994).



   "An MIT study declares the Ford factory in Hermosillo, Mexico has the highest quality of any auto plant in North America. Yet it pays on average one-tenth of U.S. wages. Even in Mexico, these wages are barely enough to feed a family, let alone buy a refrigerator or one of the cars the workers assemble. ("POLICY ADVOCATE", The Center for Ethics and Economic Policy, Spring, 1994).



   "In 1982, the average Mexican blue collar employee worked 8.1 hours to buy the basic basket of food: beef, beans, tortillas, tomatoes, sugar, eggs, and milk. In 1986, it was 12.7 hours, and by 1993, 21.9 hours (DALLAS MORNING NEWS, 8/14/94).



   "WHEREAS, the U.S. and Mexico could build a healthy model of North-South integration for the 21st century IF Mexico is recognized not just as a trading partner, but as a country that contains fellow workers and global citizens with whom we share much more than trade.



   "WHEREAS, the socially-concerned proponents of this resolution firmly believe there is a need for strict, enforceable standards of conduct for corporations operating in Canada, Mexico and the United States. One expectation, based on NAFTA, is that the wages of Mexican workers will rise, thereby raising the standard of living of Mexican workers and their families. However, we believe this will not happen unless corporations commit to paying wages substantially higher than marginal survival wages paid in maquiladoras. We find it ironic that some of the same companies that publicly committed to paying entry-level workers 50% above the poverty datum line in South Africa in 1974, are unresponsive when challenged with the reality of the poverty level wages they pay employees in Mexico.



   "It is important that our company review maquiladora operations including: minimum and average wages paid to employees; how these compare with local cost of living and poverty level; other methods of compensation such as profit sharing, special trust funds to finance infrastructure improvements in nearby neighborhoods where employees live. The religiously-affiliated proponents of this resolution recommend the review contain a market basket survey.



   "RESOLVED: The shareholders request that the management of W. R. Grace & Co. initiate a review of wages and benefits paid and environmental standards upheld in its Maquiladora Operations. A summary report of findings of the review and recommendations for changes in policy or performance in light of this survey should be available to shareholders upon request within six months of the 1995 Annual Meeting."



    THE BOARD OF DIRECTORS RECOMMENDS VOTING AGAINST THIS PROPOSAL.



    The Board of Directors believes that this proposal is not applicable to the Company's "maquiladora" operation and that the proposed review and report would consequently represent an inappropriate use of staff time and other corporate resources, particularly given that the Company has only one maquiladora operation, which represents less than .1% of total assets and which accounted for less than .1% of total revenues in each of 1993 and 1992 (and less than .2% of total 1994 revenues).

    The proposal addresses the wages paid to maquiladora employees of U.S. corporations generally and implies that the Company pays insufficient wages to its maquiladora workers. However, the Company believes that many of the generalizations in the proposal are inapplicable to the Company and that the wages paid to the workers at its facility in Reynosa, Mexico are among the highest paid by operators of maquiladora facilities. Moreover, the wages paid to the Company's maquiladora employees, as well as their working conditions generally, are governed by and conducted in strict accordance with contracts with labor unions and Mexican law. The Board is mindful of the difficulties experienced by the Mexican labor force (as illustrated in the proposal). However, the Board does not believe that mandating companies to pay higher wages would necessarily alleviate those difficulties. For example, if companies were required to raise maquiladora wages to U.S. levels, they would be forced to consider moving these operations elsewhere, including locations in countries other than Mexico. Rather, the Board believes that the wages and living standards of maquiladora workers will be enhanced over time by continued investment in people, plants and other facilities.



    The proposal would also require a review and report concerning "environmental standards," as well as wages, at the Company's maquiladora facility. However, the Board believes that the facility's environmental performance meets or exceeds not only the Company's stringent internal standards (which are based on United States requirements), but also the standards set by applicable laws.



    In summary, the Board believes that the proposal is largely inapplicable to the Company and that the review and report contemplated by the proposal are consequently not appropriate or necessary.

                               ------------------


    Catholic Healthcare West (1700 Montgomery Street, San Francisco, California 94111) and The Sinsinawa Dominicans (561 Village Green Drive No. 275, Mobile, Alabama 36609-1403), have indicated that they will cause the following proposal to be presented at the Annual Meeting:



   "Our Company has made statements affirming our policy of non-discrimination in employment, a position we commend as shareholders. However, this position is not reflected in our Board of Directors, which is presently composed of white men and women and no minorities. We believe major corporations, aware that employees, customers and stockholders include a broad diversity in terms of sex and race, should have a Board that includes persons of diverse racial backgrounds and gender.



   "There is increased awareness on the issue of diversity in corporate America. In a global marketplace that grows increasingly more competitive, companies need to promote the best people, regardless of race, color or national origin.



   "The  Teachers  Insurance  and  Annuity  Association  and  College Retirement
   Equities Fund, the largest institutional investor in the United States, recently issued a set of corporate governance guidelines including a call for "diversity of directors by experience, sex, age and race."



   "The Office of Federal Contract Compliance mandates that companies must not discriminate on the basis of race, sex, color, religion, national origin, disability, or veterans status. Women and minorities comprise fifty percent of America's workforce and the U.S. Department of Labor reports their advancement is oftentimes hindered by artificial barriers -- glass ceilings. Our company must make a strong and continued commitment to use its available tools and resources to remove glass ceiling barriers because it is our responsibility under the law, and the right thing to do.



   "While racial and gender diversity among the purchasing population and the workforce has experienced an enormous increase, the Equal Employment Opportunity Commission reports that 97% of senior ranks of corporations are occupied by white males. We believe our company needs to open up top management and the board to qualified people of all races and women.



   "We believe Boards of Directors of many corporations have benefited from the perspectives gleaned from well qualified women and minority members. In addition, individual and institutional investors are increasingly voting their proxies against boards which are not representative and have no women or minorities. We believe it is not in our company's best long range interests to keep an all white board, excluding minorities. Such composition of the Board unfortunately gives the impression of an "exclusive club" closed to any perspectives beyond those in the inner sanctum.



   "Increasingly major corporations are broadening their boards by including women and minorities. We believe our company should show similar leadership.



   "THEREFORE BE IT RESOLVED, that shareholders request:



        "1. The  nominating committee of  the Board, in  its search for suitable
           Board candidates, make a greater effort to search for qualified women and minority candidates for nomination to the Board of Directors.



        "2. Report on our Corporation's programs to encourage diversified representation on our Board of Directors.



        "3. Issue a statement publicly committing the company to a policy of board inclusiveness, indicating the steps we plan to take and the expected timeline."



    THE BOARD OF DIRECTORS RECOMMENDS VOTING AGAINST THIS PROPOSAL.



    Although the Board of Directors supports the spirit of the proposal, it believes the proposal is duplicative of existing Company policy and intent and is therefore unnecessary.



    As noted in the proposal, the Company has a nondiscriminatory employment policy. Consistent with this policy, and in keeping with the global nature of the Company's operations, the Board (including the Nominating Committee) recognizes that Board members of varying backgrounds generally have different perspectives that could lead to improved performance. At the same time, however, the Board believes that the critical factor in selecting a director should be his or her qualifications, experience and skills, without regard to race, religion, gender or other status. Accordingly, the Board would prefer to achieve diversity over time, when vacancies occur, by acting in accordance with the Company's nondiscriminatory policy and selecting the most qualified candidates, regardless of gender or minority status. By doing so, the Board believes that it will become more diverse, which will enable it to better reflect the composition of the Company's global workforce.



    In view of the foregoing, the Board believes that the proposal is unnecessary and would result in costs without a commensurate benefit to the Company.

                               ------------------


    William Steiner (4 Radcliff Drive, Great Neck, New York 11024) has indicated that he will cause the following proposal to be presented at the Annual Meeting:



   "'RESOLVED, that the shareholders assembled in person and by proxy, recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits.'



                                SUPPORTING STATEMENT



   "Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.



   "Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.



   "But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. As a founding member of the Investors Rights Association of America I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.



   "A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record then their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?



    "I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."



    THE BOARD OF DIRECTORS RECOMMENDS VOTING AGAINST THIS PROPOSAL.



    The Company believes that it is appropriate and necessary to provide retirement benefits to its nonemployee directors in order to attract, retain and motivate the most qualified directors. Recent studies by independent compensation consultants indicate that from 64% to nearly 80% of major U.S. industrial companies provide such benefits for their nonemployee directors. Although the proposal states that "there are also companies that do not offer their outside directors pensions," that fact in no way diminishes the need to provide competitive compensation arrangements for directors.



    The proposal also suggests that such benefits constitute "double-dipping" by nonemployee directors, who may receive retirement benefits from others while remaining eligible to receive such benefits from the Company. However, since the benefits provided to nonemployee directors by the Company relate solely to the services they provide to the Company, their receipt of benefits from others is irrelevant.



    In addition, the proposal compares nonemployee directors to consultants and argues that since consultants do not normally receive retirement benefits from their clients, neither should nonemployee directors. The Company believes this comparison is thoroughly inappropriate. First, consultants are generally responsible for specific assignments of a short-term nature; in contrast, directors have ongoing relationships with their corporations and are responsible for the long-term viability and success of their corporations. Second, directors are subject to liability for a wide variety of actions (and inactions) by their corporations; this is rarely true of consultants, whose liability is generally limited by the terms of contractual arrangements with their clients.



    Finally, the proposal argues that directors, as representatives of the shareholders, should not "compromise their impartiality" by receiving retirement benefits. In the Company's view, the receipt of retirement benefits by nonemployee directors would tend to enhance their financial independence, thereby enhancing (rather than compromising) their ability to act impartially.


                                 OTHER MATTERS

OTHER BUSINESS

    The Company does not know of any other business that will be presented for consideration at the Annual Meeting. However, if any other business should come before the Annual Meeting, the persons named in the enclosed proxy (or their substitutes) will have discretion to act in accordance with their best judgment.

PROXY AND VOTING PROCEDURES


    The enclosed proxy covers the shares held of record by a shareholder at the close of business on March 21, 1995. In addition, the proxy covers shares held at that date in such shareholder's accounts under the Company's Dividend Reinvestment Plan and/or Savings and Investment Plan if such accounts carry the same federal tax identification number as the shares held of record.


    The proxy enables a shareholder to vote on the proposals covered by this Proxy Statement. The shares represented by each valid proxy received in a timely manner will be voted in accordance with the choices indicated on the proxy. A proxy may be revoked by written notice to the Company prior to the Annual Meeting, or at the Annual Meeting before it is voted.

    The Company has adopted a policy that all proxies, ballots and other voting materials that identify the votes of specific shareholders are to be kept permanently confidential, except as required by law. The policy provides that access to such materials is limited to the vote tabulators and the independent inspectors of voting, who must certify compliance with such policy.

VOTES REQUIRED


    Under the laws of the State of New York (in which the Company is incorporated), the election of directors requires the affirmative vote of a majority of the voting power of the shares represented at the Annual Meeting, and the ratification of the selection of independent accountants and approval of the LTIP, the Program and the shareholder proposals require the affirmative vote of a majority of the votes cast thereon at the Annual Meeting.



    Under New York law, abstentions and votes withheld, as well as "non-votes," are counted in determining the number of shares represented at the Annual Meeting, but are not voted for the election of directors (thereby having the effect of a vote withheld with respect to such election), or for or against other proposals submitted to the shareholders, and are not deemed "cast" by shareholders (thereby having no effect on the vote with respect to such other proposals).


SOLICITATION PROCEDURES


    Proxies will be solicited primarily by mail; however, employees of the Company may also solicit proxies in person or otherwise. In addition, the Company has retained D. F. King & Co., Inc. to solicit proxies by mail, telephone and/or otherwise and will pay such firm a fee estimated at $13,000, plus reasonable expenses, for these services. Certain holders of record (such as brokers, custodians and nominees) are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owners' instructions concerning the voting of proxies. The Company will pay all costs of the proxy solicitation, and will reimburse brokers and other persons for the expenses they incur in sending proxy materials to beneficial owners and compensate them for such services in accordance with the rules of the New York Stock Exchange.



PROPOSALS FOR 1996 ANNUAL MEETING



    Any shareholder wishing to submit a proposal for inclusion in the Proxy Statement for the 1996 Annual Meeting pursuant to the shareholder proposal rules of the Securities and Exchange Commission should submit the proposal in writing to Robert B. Lamm, Secretary, W. R. Grace & Co., One Town Center Road, Boca Raton, Florida 33486-1010. The Company must receive a proposal by December 12, 1995 in order to consider it for inclusion in the 1996 Proxy Statement.


    In addition, the Company's By-laws require that shareholders give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director. Any communications relating to those By-law provisions should be directed to Mr. Lamm at the above address.

W. R. Grace & Co.
One Town Center Road
Boca Raton, Florida 33486-1010

GRACE PROXY

For the Annual Meeting of Shareholders of W. R. Grace & Co., to be held at 10:30 a.m. on May 10, 1995, at the Boca Raton Marriott-Boca Center, 5150 Town Center Circle, Boca Raton, Florida.




The undersigned hereby appoints R. B. Lamm, P. B. Martin and B. J. Smith as agents to act and vote on behalf of the undersigned at the Annual Meeting of Shareholders of W. R. Grace & Co., to be held on May 10, 1995, and any adjournments. As more fully described in the Proxy Statement for the meeting, such agents (or their substitutes) are directed to vote as indicated on the reverse side and are authorized to vote in their discretion upon any other business that properly comes before the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

PLEASE MARK, DATE AND SIGN YOUR PROXY ON THE REVERSE SIDE.

PLEASE LET US KNOW WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

/ / Yes, I plan to attend the Annual Meeting.
/ / No, I cannot attend.

SHAREHOLDER QUESTIONS/COMMENTS_________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________

PLEASE MARK YOUR CHOICE LIKE THIS /X/ IN BLUE OR BLACK INK.

- -----------  ----------------    -----------------  ---------------------------
Common       6% Preferred        A/B Preferred      Savings & Investment (401K)

- -------------------------------------------------------------------------------
THE DIRECTORS RECOMMEND A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1. Election of Directors
For all nominees listed            Withhold authority
below (except as                   to vote for all
marked to the                      nominees listed
contrary below)                    below

FOR                                WITHHOLD
/ /                                / /

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

CLASS III (THREE-YEAR TERM)      H.A. Eckmann, J.W. Frick,
                                 T.A. Holmes, P.S. Lynch


- -------------------------------------------------------------------------------
IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND AGAINST PROPOSALS 5, 6 AND 7. PLEASE DATE AND SIGN AND RETURN PROMPTLY.
- -------------------------------------------------------------------------------


2. Ratification of selection of Price Waterhouse as independent accountants.

FOR        AGAINST        ABSTAIN
/ /        / /            / /

3. Approval of Long-Term Incentive Program.

FOR        AGAINST        ABSTAIN
/ /        / /            / /


4. Approval of Annual Incentive
Compensation Program.

FOR        AGAINST        ABSTAIN
/ /        / /            / /


- -------------------------------------------------------------------------------
THE DIRECTORS RECOMMEND A VOTE AGAINST PROPOSALS 5, 6 AND 7.


5. Shareholder Proposal
(Mexican operation)

FOR        AGAINST        ABSTAIN
/ /        / /            / /


6. Shareholder Proposal
(Board diversity)

FOR        AGAINST        ABSTAIN
/ /        / /            / /


7. Shareholder Proposal
(Directors' retirement benefits)

FOR        AGAINST        ABSTAIN
/ /        / /            / /


Date: ___________ Signature:___________________ Signature:_____________________

Please sign EXACTLY as name or names appear above. When signing on behalf of a corporation, estate, trust or another shareholder, please give its full name and state your full title or capacity or otherwise indicate that you are authorized to sign.

(See reverse side for comments.)
- -------------------------------------------------------------------------------